Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

WESTERN REFINING YORKTOWN, INC.,

and

WESTERN REFINING YORKTOWN HOLDING COMPANY

as Seller

and

PLAINS MARKETING, L.P., as Buyer

Dated November 30, 2011

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
4.1	Organization	20
4.2	Authorization	20
4.3	No Violations; Consents	20
4.4	Absence of Litigation	21
4.5	Brokers and Finders	21
4.6	Due Diligence	21
4.7	Sufficient Funds	21
ARTICLE V
COVENANTS AND AGREEMENTS OF SELLER
5.1	Pre-Closing Access and Information	21
5.2	Conduct of Business	22
5.3	Schedules	23
ARTICLE VI
COVENANTS AND AGREEMENTS OF BUYER
6.1	Pre-Closing Access and Inspections	23
6.2	Post-Closing Preservation of Books and Records; Access	24
6.3	Cooperation for Retained Claims	25
6.4	Excluded Intellectual Property	25
6.5	Performance Bonds and Guaranties	25
6.6	Insurance	26
ARTICLE VII
COVENANTS AND AGREEMENTS OF SELLER AND BUYER
7.1	Expenses	26
7.2	Injunctions	26
7.3	Payments Received	26
7.4	Permits; Transfers; Cooperation	26
7.5	HSR Matters	27
7.6	Public Announcements	27
7.7	Confidentiality	27
7.8	Notice of Certain Events	28
7.9	Further Assurances	28
7.10	Tax Matters	28
7.11	Real Estate Matters	31
7.12	Casualty Loss	31
7.13	Designated Orders	33
7.14	Deed	34

ARTICLE VIII
EMPLOYMENT MATTERS
8.1	Offers of Employment	34
8.2	Employee Liabilities	36
ARTICLE IX
CONDITIONS TO CLOSING
9.1	Conditions to Each Party's Obligation to Close	36
9.2	Conditions to Buyer's Obligation to Close	37
9.3	Conditions to Seller's Obligation to Close	38
ARTICLE X
TERMINATION
10.1	Termination	39
10.2	Effect of Termination	39
ARTICLE XI
INDEMNIFICATION
11.1	Obligations to Indemnify	39
11.2	Third Party Claims	40
11.3	Direct Claims	41
11.4	Materiality	42
11.5	Limits of Liability	42
11.6	Survival of Covenants, Representations and Warranties	43
11.7	Exclusive Remedy	43
11.8	Payments	43
11.9	Administration of Indemnity Claims	43
ARTICLE XII
MISCELLANEOUS
12.1	Notices	44
12.2	Entire Agreement; Amendment; Waiver; Exhibits and Schedules	45
12.3	Severability	45
12.4	Parties in Interest	45
12.5	Governing Law	45
12.6	Assignment	46
12.7	Dispute Resolution	46
12.8	Specific Performance	48
12.9	Counterparts	48
12.10	Expenses	48

Annex:

Annex A	-	Interpretation; Defined Terms

Exhibits:

Exhibit A	-	Escrow Agreement
Exhibit B	-	Promissory Note
Exhibit C	-	Assumed Contracts Assignment
Exhibit D	-	Deed
Exhibit E	-	Leased Real Property Assignment
Exhibit F	-	Bill of Sale
Exhibit G	-	Transition Services Agreement
Exhibit H	-	Seller’s Officers’ Certificate
Exhibit I	-	FIRPTA
Exhibit J	-	Closing Statement
Exhibit K	-	Purchase Price Receipt
Exhibit L	-	Custody Transfer Receipt
Exhibit M	-	Seller Guaranty
Exhibit N	-	Access Agreement
Exhibit O	-	Terminalling Agreement
Exhibit P	-	Notice of Buyer’s Assumption of Seller’s Obligations
Exhibit Q	-	Buyer Guaranty
Exhibit R	-	Buyer’s Officers’ Certificate
Exhibit S	-	Buyer’s Title Reports

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of November 30, 2011 (the “Agreement Date”), is made and entered into by and among (a) Western Refining Yorktown, Inc., a Delaware corporation (“Western Refining”), and Western Refining Yorktown Holding Company, a Delaware corporation (“Western Holding”, and together with Western Refining, “Seller”), and Plains Marketing, L.P., a Texas limited partnership (“Buyer”).  Seller and the Buyer shall collectively be referred to herein as the “Parties” and each, a “Party.”

WHEREAS, Seller owns a petroleum storage and distribution terminal facility in Grafton, Virginia (the “Terminal Facility”), which is located on and is a part of the Site (as defined herein);

 WHEREAS, Seller owns an idle crude oil refinery (the “Refinery Facility”) which is located on and is a part of the Site (as hereinafter defined); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, all of the assets related to the Terminal Facility and the Refinery Facility and certain liabilities related thereto on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS, ASSUMPTION OF
LIABILITIES AND CONSIDERATION

1.1  Sale and Purchase of Assets.  At the Closing, subject to the terms and conditions hereof, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Liens (other than Permitted Liens) the Acquired Assets, and Buyer shall accept such Acquired Assets.  As used herein, “Acquired Assets” shall mean, collectively, the following (but shall specifically exclude the Excluded Assets):

(a)  the real property owned in fee by Seller as described on Schedule 1.1(a), together with all of Seller’s right, title and interest in and to all buildings, facilities, fixtures, structures and improvements situated thereon (collectively, the “Owned Real Property”), together with all amenities, rights, privileges, easements, rights-of-way and other real property rights (collectively, the “Ancillary Real Property Rights”) appurtenant or related thereto;

(b)  Seller’s leasehold interests in the real property (as lessee or sublessee) leased or subleased by Seller as set forth on Schedule 1.1(b), together with Seller’s leasehold interest in and to all buildings, facilities, fixtures, structures and improvements situated thereon (collectively, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”), together with all Ancillary Real Property Rights appurtenant or related thereto;

(c)  the tangible machinery, vehicles, equipment, office equipment, communications assets, computer hardware, furniture, furnishings, trailers, tools, oil manifold assets, boiler assets, nitrogen facility assets, and similar personal property owned by Seller and held by Seller at the Site for the operation of the Acquired Assets, including those items set forth on Schedule 1.1(c), but specifically excluding the Excluded Personal Property (collectively, the “Personal Property”);

(d)  all rights to Claims, refunds or adjustments with respect to the Acquired Assets or the Assumed Liabilities for the period on or after the Effective Time;

(e)  the chemicals, additives, and consumables owned by Seller and held by Seller at the Site for the ownership, operation, use or maintenance of the Terminal Facility and/or the Refinery Facility, including those forth on Schedule 1.1(e) (collectively, the “Non-Hydrocarbon Inventories”);

(f)  to the extent assignable, all rights of Seller under the Contracts in respect of the Acquired Assets and the Assumed Liabilities, all of which are set forth on Schedule 1.1(f) (collectively, the “Assumed Contracts”);

(g)  original or true and complete copies (if no original is available) of all of the books and records of Seller (and its Affiliates) that relate exclusively to the Acquired Assets or the Assumed Liabilities (collectively, the “Books and Records”);

(h)  to the extent transferable under applicable Laws, the Permits related to Seller’s ownership or operation of the Terminal Facility and the Refinery Facility as set forth on Schedule 1.1(h) (collectively, the “Existing Site Permits”);

(i)  to the extent assignable, the Intellectual Property of Seller that is owned by Seller set forth on Schedule 1.1(i) (collectively, the “Assigned Intellectual Property”); and

(j)  the tanks set forth on Schedule 1.1(j).

1.2  Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, Seller shall retain all of its right, title and interest in and to the following assets, properties and rights, and Seller shall not sell, assign, transfer, convey or deliver to Buyer hereunder any of the following assets, properties or rights (collectively, the “Excluded Assets”):

(a)  all Hydrocarbon Inventories;

(b)  all books and records of Seller (i) the disclosure of which could be inconsistent with any legal constraints or obligations regarding the confidentiality thereof (unless Buyer agrees to be bound by the confidentiality provisions related thereto) or constitute a waiver of any attorney-client, work product or similar privilege; (ii) relating to prior litigation, or litigation that is no longer applicable or pending; (iii) relating to the Excluded Assets or the Retained Liabilities; (iv) containing any information about Seller or any of its Affiliates that is unrelated to the Acquired Assets or the Assumed Liabilities; (v) containing any information about Seller or any of its Affiliates pertaining to energy or project evaluation, energy price curves or projections or other economic or predictive models; (vi) relating to income Taxes paid by Seller or any of its Affiliates, except to the extent disclosed or required to be disclosed with respect to any Tax Return related in any manner to the Acquired Assets or the Assumed Liabilities; (vii) constituting organizational documents of Seller; (viii) constituting minutes, seals, equity interest records and other records of internal company proceedings of Seller; (ix) that Seller is required to retain by Law (in which event, copies thereof shall be delivered to Buyer); and (x) having been prepared in connection with, or relating in any way to the transactions contemplated by this Agreement or any bids or offers received from Buyer or any Third Parties and analyses relating in any way to the sale of the Acquired Assets (collectively, the “Excluded Books and Records”);

(c)  all rights to Claims, refunds or adjustments with respect to the Acquired Assets which relate to any period prior to the Effective Time and with respect to the Excluded Assets, all other refunds or adjustments relating to any Action with respect to the Excluded Assets and all rights to insurance proceeds or other insurance recoveries that (i) relate to, or are reimbursement for, Seller’s or any Affiliate’s of Seller expenditures made prior to the Effective Time for which insurance proceeds are available or due to Seller or such Affiliate with respect to the Acquired Assets or (ii) relate to Excluded Assets or Retained Liabilities;

(d)  all of Seller’s cash and cash equivalents on hand and in bank accounts;

(e)  all of Seller’s accounts receivable and audit rights relating thereto arising under any of the applicable Contracts or otherwise with respect to any of the Excluded Assets and, with respect to the Acquired Assets, for any period prior to the Effective Time;

(f)  all of Seller’s net operating losses and Tax refunds relating to the Excluded Assets, and with respect to the Acquired Assets, for any period prior to the Effective Time;

(g)  all of Seller’s right, title and interest in and to all posted surety or performance bonds including those set forth on Schedule 1.2(g) (the “Credit Support Instruments”);

(h)  all of Seller’s rights under the Contracts that are described and set forth on Schedule 1.2(h) (collectively, the “Excluded Contracts”);

(i)  the laboratory related to the Refinery Facility as described on Schedule 1.2(i);

(j)  Seller’s Intellectual Property set forth on Schedule 1.2(j) (collectively, the “Excluded Intellectual Property”);

(k)  any and all fuel credits of Seller with respect to the Terminal Facility and the Refinery Facility, including those set forth on Schedule 1.2(k);

(l)  the personal property of Seller set forth on Schedule 1.2(l) (the “Excluded Personal Property”).

1.3 Assumption of Liabilities.

(a)  Assumed Liabilities.  Buyer shall assume and thereafter perform, pay, honor, and discharge when due and payable only the following liabilities, obligations, commitments, penalties, damages, debts, charges, fees, expenses, and disbursements of Seller (the “Assumed Liabilities”):

(i) all liabilities and obligations of Seller incurred or accruing under the Assumed Contracts with respect to periods commencing on and after the Effective Time;

(ii) all liabilities and obligations accruing, arising out of or related to the ownership, possession, use or operation of the Acquired Assets on and after the Effective Time, including liabilities and obligations (A) under applicable Laws accruing, arising out of or related to applicable Permits, including the Existing Site Permits with respect to periods commencing on and after the Effective Time and (B) for personal injury or death or damage to property of any Third Party attributable to or arising out of the ownership or operation of the Acquired Assets on and after the Effective Time;

(iii) all liabilities and obligations accruing, arising out of or relating to the Designated Orders (except for those liabilities and obligations retained by Seller with respect to the CAMU) assumed by Buyer pursuant to Section 7.13, regardless of whether such liabilities or obligations or conditions or events giving rise to such liabilities or obligations, arose, occurred or accrued before or after the Effective Time; and

(iv) subject to Seller’s obligations set forth in Section 7.13, all liabilities and obligations relating to the ownership or operation of the Real Property from and after the Effective Time, including all liabilities arising under Environmental Laws or with respect to Hazardous Materials located on the Real Property whether existing prior to or arising after the Effective Time.

(b)   Retained Liabilities.  From and after the Effective Time, Seller shall remain solely liable for and shall pay, perform and discharge when due all of the following liabilities, obligations and commitments of Seller (the “Retained Liabilities”):

(i) all liabilities and obligations of Seller, Seller’s Affiliates, or Seller’s Representatives, incurred or accruing under the Assumed Contracts with respect to the period prior to the Effective Time;

(ii) all liabilities and obligations arising out of or relating to or associated with the Excluded Assets;

(iii) all fines or penalties prescribed by a Governmental Entity for a violation by Seller or its Affiliates of any Existing Site Permits or Laws (including Environmental Laws) by or with respect to the Acquired Assets, which violation occurred prior to the Effective Time;

(iv) all liabilities and obligations to the extent accruing or resulting from or arising out of Seller’s or Seller’s Affiliates’ off-site disposal of Hazardous Materials resulting from Seller’s ownership, possession, use or operation of the Acquired Assets prior to the Effective Time;

(v) all losses, claims, liabilities, demands, penalties, interest, costs and expenses arising out of, accruing, incident, relating to, or in connection with Seller or Seller’s Affiliates’ failure to pay Taxes attributable or allocable to the Acquired Assets (excluding any sales or transfer Taxes to the extent arising from the sale and purchase of the Acquired Assets) attributable to or accruing during periods prior to the Effective Time;

(vi) Claims by Governmental Entities against Seller or any liability or obligation arising out of or related to any action or failure by Seller (or Seller’s Affiliates) to perform Seller’s obligations with respect to the construction of the CAMU, which were required to be performed prior to the Effective Time under the Designated Orders pursuant to Section 7.13, regardless of when such Claims are presented;

(vii) all liabilities and obligations of Seller or Seller’s Affiliates’ arising out of or related to the removal and disposal of certain Hazardous Materials and Hazardous Waste from the Waste Water Treatment Plant as detailed on Schedule 1.3(b)(vii);

(viii) all liabilities and obligations of Seller or Seller’s Affiliates arising out of, related to or, in connection with the removal and disposal, in accordance with applicable Law, of all material amounts of Hazardous Waste contained as of the Effective Time in those process units included in the Refinery Facility; and

(ix) all liabilities and obligations of Seller arising out of or relating to the Amoco Bonds.

Notwithstanding any provision in this Agreement to the contrary, the Retained Liabilities shall include all liabilities accruing or arising in any manner whatsoever as a result of, relating to or in connection with any criminal act occurring or accruing prior to the Effective Time by Seller or Seller’s Affiliates.

1.4  Consideration; Settlement of Final Reimbursement Amount.  The aggregate consideration for the sale and transfer of the Acquired Assets (collectively, the “Consideration”) shall be (i) an amount in cash equal to $180,000,000.00 (the “Purchase Price”) plus (ii) the Inventory Value.  The Consideration shall be allocated as provided in Section 7.10(e).  The Consideration shall be paid by Buyer at Closing by wire transfer of immediately available funds to an account specified in writing by Seller (which such account shall be specified in writing to Buyer no later than three (3) Business Days prior to the Closing Date).

1.5  Capital Prepayment.

(a)  Upon the execution of (x) this Agreement by the Parties and (y) the escrow agreement (the “Escrow Agreement”), of even date herewith (and in the form attached hereto as Exhibit A), by and among the Escrow Agent and the Parties, Buyer shall deposit $5,000,000.00 (the “Deposit Amount”) by wire transfer of immediately available funds into an escrow account established under the Escrow Agreement (the “Escrow Account”).

(b)  Between the Agreement Date and the Closing Date, Seller shall supervise the performance of those services set forth on Schedule 1.5(b) (the “Services”) and Seller shall cooperate with Buyer’s reasonable requests in connection therewith.

(c)  Seller shall obtain bids for the completion of the Services and shall timely submit such bids to Buyer.  Upon Buyer’s approval in writing (which may be an email confirmation) of a specific bid, Seller shall engage the approved contractor to complete the applicable portion of the Services, at the cost and in accordance with the terms and provisions previously approved by the Buyer.  Seller shall be entitled to draw funds from the Escrow Account in amounts necessary to pay the applicable contractor for the Services it properly, completely and timely provides.  Any such contracts in place between Seller and the applicable contractor shall be assigned by Seller to Buyer at Closing and any contracts so assigned shall become Assumed Contracts and Buyer shall assume all obligations of Seller thereunder whether arising before, on or after the Closing Date.

(d)  Should the transactions contemplated by this Agreement fail to close as a direct result of Seller’s intentional breach of any representation, warranty or covenant contained in this Agreement, Seller shall reimburse Buyer within thirty (30) days after the termination of this Agreement pursuant to Section 10.1(d) for that portion of the Escrow Amount previously released to Seller pursuant to Section 1.5(c) and the remainder of the Escrow Amount shall be returned to Buyer whereupon Seller shall have no further liability to Buyer with respect to the Services or the Deposit Amount.

(e)  In addition to Buyer’s rights pursuant to Section 1.5(d), if this Agreement is terminated pursuant to Sections 10.1(a), (b), (c), (e), (f), (g), or (h), inclusive (a “No Fault Termination”), Seller shall promptly terminate any Services and Contracts with any contractors for the Services and liquidate and pay to the Services providers the balances under those Contracts (including any penalties for termination) out of funds in such amount released from the Escrow Account (the total amount so expended, the “Liquidated Services Balance”).  The funds remaining in the Escrow Account, after payment of an amount equal to the Liquidated Services Balance to Seller, shall be promptly returned to Buyer.  Seller shall be obligated to repay Buyer an amount equal to the sum of the Liquidated Services Balance and any other amounts distributed to Seller out of the Escrow Account and such obligation shall be evidenced by Seller’s promissory note, which Seller shall execute on termination of this Agreement in accordance with this Section 1.5(e), and which shall be in the form attached hereto as Exhibit B.

(f)  Any funds remaining in the Escrow Account at Closing shall be for the account of Buyer and the Parties shall direct the Escrow Agent to pay Buyer such amount.

(g)  The provisions of this Section 1.5 shall survive Closing or the earlier termination of this Agreement.

1.6  Sharing of Proceeds on Buyer’s Sale of Refinery Facility.  Buyer shall have the right, in its sole discretion, to sell Refinery Facility Assets (as defined below) after the Closing.  In the event that Buyer sells, to a non-Affiliate, all or a portion of any of the Acquired Assets that constitute or are used in the Refinery Facility, including spare parts inventory (the “Refinery Facility Assets”), Buyer and Seller agree to share equally the proceeds of such sale net of (i) any and all expenditures incurred by Buyer in relation to such sale, including any transaction costs (including costs and expenses of attorneys, experts and consultants and any fees and commissions related to any such sale) (ii) cost to dismantle and transport the assets or equipment sold, and (iii) any environmental costs associated with the cleanup or remediation of Hazardous Materials located within the refinery process units.  Notwithstanding the foregoing, any environmental costs and expenditures arising out of any demolishing, removal or other remediation efforts, including removal of the Refinery Facility unit’s foundation, remediation with respect to the foundation of the Refinery Facility or other work on the Site which are not required to effectuate the sale of the Refinery Facility or parts thereof, shall be at Buyer’s sole expense and shall not be deducted from the gross sale proceeds.  A proposed assignment, conveyance or sale by Buyer of the Refinery Facility Assets to an Affiliate shall require the prior written approval of Seller which shall not be withheld if the Affiliate shall, as a condition to such assignment, conveyance or transfer, agree in writing (in form reasonably acceptable to Seller) to be bound by the provisions of this Section 1.6 to the extent Buyer was bound in the event of any subsequent sale by the Affiliate of the Refinery Facility Assets.

1.7  Non-Assignment of Certain Acquired Assets.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or sell any Acquired Asset if an attempted assignment or sale thereof without Consent would violate any right of any Third Party or any Law or Permit, and no breach of this Agreement shall have occurred by virtue of such non-assignment or failure to sell.  Notwithstanding the foregoing, if any necessary Consent is not obtained prior to the Closing Date, Seller shall: (a) take all commercially reasonable efforts subsequent to the Closing to obtain such Consent as quickly as possible and (b) to the extent not prohibited by the terms of any applicable Contract or any Law or Permit and until the receipt of such Consent, hold at Buyer’s sole cost and expense the Acquired Asset subject to obtaining such Consent, together with any proceeds therefrom, in trust for Buyer and during the pendency of such trust Buyer shall reimburse Seller for any costs or expenses incurred by Seller for doing so, including any costs to operate or maintain such asset.  Seller and Buyer shall cooperate (each at its own expense) in any lawful and reasonable arrangement reasonably proposed by Buyer under which Buyer shall obtain to the extent practicable the economic claims, rights and benefits under the Acquired Asset, Claim or right with respect to which the Third Party Consent or authorization has not been obtained in accordance with this Agreement.  Such reasonable arrangement shall be subject to Buyer’s prior written approval, not to be unreasonably withheld, and may include (i) the subcontracting, sublicensing or subleasing to Buyer at no cost to Seller of any and all rights of Seller against the other party to such Third Party agreement arising out of a breach or cancellation thereof by the other party and (ii) commercially reasonable efforts by Seller to enforce such rights.  If Buyer is able to receive the economic claims, rights and benefits under such asset, such economic claims, rights and benefits shall constitute an Acquired Asset.  The provisions of this Section 1.7 shall survive Closing.

ARTICLE II
CLOSING

2.1  Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas  77002 at 10:00 a.m. on the second to last Business Day of the month in which the satisfaction or waiver of the conditions set forth in Article IX and elsewhere in this Agreement (other than those conditions relating to execution of the Ancillary Agreements, which will be satisfied at the Closing) occurs, or such other place, time or date as may be agreed upon by the Parties.  The date on which the Closing takes place is referred to herein as the “Closing Date.”  The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

2.2  Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)  a duly executed and acknowledged counterpart to the assignment and assumption of Assumed Contracts (excluding leases and subleases) substantially in the form attached hereto as Exhibit C (the “Assumed Contracts Assignment”);

(b)  a duly executed and acknowledged counterpart to the special warranty deed conveying good and valid fee simple title, subject only to Permitted Liens, to the Owned Real Property and the Ancillary Real Property Rights appurtenant or related thereto (provided that such Ancillary Real Property Rights shall be conveyed without any warranty of title) substantially in the form attached hereto as Exhibit D (the “Deed”);

(c)  a duly executed counterpart to the assignment and assumption of Assumed Contracts consisting of leases and subleases of the Leased Real Property and the Ancillary Real Property Rights appurtenant or related thereto (provided that such Ancillary Real Property Rights shall be conveyed without any warranty of title) substantially in the form attached hereto as Exhibit E (the “Leased Real Property Assignment”);

(d)  a duly executed counterpart to the bill of sale, assignment and assumption agreement covering the Acquired Assets (other than the Real Property), substantially in the form attached hereto as Exhibit F (the “Bill of Sale”);

(e)  a duly executed counterpart to the Transition Services Agreement substantially in the form of Exhibit G (the “Transition Services Agreement”);

(f)  a duly executed certificate of Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 9.2(a)(i) and 9.2(a)(ii) have been fulfilled, substantially in the form of Exhibit H;

(g)  a duly executed and acknowledged non-foreign ownership (FIRPTA) Affidavit substantially in the form of Exhibit I (the “FIRPTA”);

(h)  a duly executed Closing Statement, showing the flow of funds, substantially in the form of Exhibit J (the “Closing Statement”);

(i)  a duly executed Purchase Price Receipt, confirming the Seller’s receipt of funds at Closing, substantially in the form of Exhibit K;

(j)  a duly executed custody transfer receipt, transferring custody, but not title of all Hydrocarbon Inventory, substantially in the form of Exhibit L (the “Custody Transfer Receipt”);

(k)  a parent guaranty of Western Refining, Inc., guarantying Seller’s obligations under this Agreement, substantially in the form of Exhibit M (the “Seller Guaranty”);

(l)  a duly executed counterpart to the access agreement granting Seller access to all of Buyer’s property as reasonably necessary to comply with Seller’s obligations pursuant to Section 1.7, Section 7.4 and Section 7.13 of this Agreement, substantially in the form of Exhibit N (the “Access Agreement”);

(m)  a duly executed counterpart of the terminalling agreement substantially in the form of Exhibit O (the “Terminalling Agreement”);

(n)  a duly executed counterpart to the Escrow Agreement;

(o)  organizational and authorizing documents of Seller as shall be reasonably required by Buyer to evidence Seller’s authority to enter into and consummate the transactions contemplated by this Agreement and the Ancillary Agreements;

(p)  the originals (or copies if originals are not available) of all of the Assumed Contracts, the Books and Records, the Designated Orders, Consents and the Existing Site Permits;

(q)  a duly executed and acknowledged Virginia Department of Taxation Form R5 or R5-E, as applicable;

(r)  a duly executed Form 1099-S;

(s)  duly executed notices to Third Parties under the Assumed Contracts and assumed leases in the form of Exhibit P, advising such Third Parties of Buyer’s assumption of Seller’s obligations thereunder accruing on and after the Effective Time;

(t)  all documentation, in a form that is reasonably acceptable to Buyer, reasonably necessary to reflect a release of all of the liens against the Acquired Assets listed on Schedule 2.2(t);

(u)  any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement, and in a form reasonably acceptable to Seller and Buyer (it being understood that such instruments shall not require Seller or Buyer or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as contemplated by this Agreement or the Ancillary Agreements).

2.3  Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)  the Consideration (as may be adjusted pursuant to Section 7.12, if applicable);

(b)  a duly executed counterpart to the Assumed Contracts Assignment;

(c)  a duly executed counterpart to the Leased Real Property Assignment;

(d)  a duly executed counterpart to the Transition Services Agreement;

(e)  a duly executed counterpart to the Bill of Sale;

(f)  a parent guaranty of Plains All American Pipeline, L.P., guarantying Buyer’s obligations under this Agreement, substantially in the form of Exhibit Q (the “Buyer Guaranty”);

(g)  a duly executed counterpart to the Closing Statement;

(h)  a duly executed counterpart to the Terminalling Agreement;

(i)  a duly executed counterpart to the Access Agreement;

(j)  a duly executed counterpart to the Escrow Agreement;

(k)  a duly executed counterpart to the Custody Transfer Receipt;

(l)  a duly executed certificate of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 9.3(a) and 9.3(b) have been fulfilled, substantially in the form of Exhibit R; and

(m)  any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement, and in a form reasonably acceptable to Buyer and Seller (it being understood that such instruments shall not require Buyer or Seller or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as contemplated by this Agreement or the Ancillary Agreements).

2.4  Prorations.

(a)  On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than one hundred and twenty (120) calendar days thereafter, the water, gas, electricity and other utilities, local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the Acquired Assets shall be prorated between Seller, on the one hand, and Buyer, on the other hand, effective as of the Effective Time with Seller being responsible for amounts related to the period prior to but excluding the Closing Date and Buyer being responsible for amounts related to the period on and after the Closing Date.  The Parties shall use commercially reasonable efforts to cause utility meter readings to be determined as of the Effective Time or as close thereto as reasonably practicable; provided, however, that if a Party’s proration for a particular amount owed under this Section 2.4 cannot be determined due to the unavailability of the necessary information on the appropriate invoice or remittance statement, then the proration shall be calculated on a per day basis using the number of days in the respective Party’s period.

(b)  All income, proceeds and receipts attributable to the operation, use, ownership, or otherwise of the Acquired Assets prior to the Effective Time shall be the property of Seller and to the extent received by Buyer or its Affiliates, Buyer shall promptly and fully disclose, account for and transmit same to Seller.  All income, proceeds and receipts attributable to the operation, use, ownership, or otherwise of the Acquired Assets on and after the Effective Time shall be the property of Buyer and to the extent received by Seller or its Affiliates, Seller shall promptly and fully disclose, account for and transmit same to Buyer.  In addition, all invoices, costs, expenses, disbursements and payables attributable to the Acquired Assets prior to the Effective Time shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, Seller shall promptly reimburse Buyer for same.  All invoices, costs, expenses, disbursements and payables attributable to the Acquired Assets on and after the Effective Time shall be the sole obligation of Buyer, and Buyer shall promptly pay, and to the extent paid by Seller, Buyer shall promptly reimburse Seller for same.

(c)  The provisions of this Section 2.4 shall survive the Closing.

2.5  Closing Costs; Transfer Taxes and Fees.

(a)  Allocation of Costs.  Buyer shall pay all sales, transfer and use Taxes arising out of the transactions contemplated by this Agreement (including the grantors tax for recording real estate conveyance documents) and all costs and expenses (including recording fees and real estate transfer Taxes) incurred in connection with Buyer obtaining or recording title to the Acquired Assets.  The sales, use and transfer Tax returns required by reason of the transactions contemplated by this Agreement shall be timely prepared and filed by the Party obligated by Law to make such filing.  The Parties agree to cooperate with each other (at their own expense) in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(b)  Reimbursement.  If a Party pays any Tax agreed to be borne by another Party under this Agreement, such other Party shall promptly (and in any event within five (5) Business Days after receipt of written notice thereof) reimburse the paying Party for the amounts so paid.  If any Party receives any Tax refund or credit applicable to a Tax paid by another Party, the receiving Party shall promptly (and in any event within five (5)

Business Days) pay such amounts to the Party entitled thereto.  The provisions of this Section 2.5(b) shall survive the Closing.

2.6  Inventory.  On the Closing Date, Buyer will purchase, or require one of its Affiliates to purchase, all of the Non-Hydrocarbon Inventory for the agreed price set forth in Schedule 2.6 (the “Inventory Value”).  The parties thereafter shall conduct a measurement of the actual amount of Non-Hydrocarbon Inventories as of the Effective Time in accordance with a measurement procedure to be mutually agreed on by the Parties prior to the Closing Date.  If the actual quantity of Non-Hydrocarbon Inventories measured as of the Effective Time is less than the quantity of Non-Hydrocarbon Inventories set forth on Schedule 2.6 there will be an “Inventory Shortage”.  If the actual quantity of Non-Hydrocarbon Inventories measured on the Closing Date is greater than the quantity of Non-Hydrocarbon Inventories set forth Schedule 2.6, then there will be an “Inventory Excess”.  If there is an Inventory Shortage, Seller shall pay Buyer (via wire transfer to an account specified in writing by Buyer), within five (5) Business Days of the Closing Date, an amount equal to the Inventory Shortage multiplied by the per unit value of such Non-Hydrocarbon Inventory based on the prices set forth in Schedule 2.6.  If there is an Inventory Excess, then Buyer shall owe no further consideration to Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered by Seller to Buyer in connection with this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to the Buyer as follows as of the Agreement Date:

3.1  Organization.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Seller is duly qualified to do business and in good standing as a foreign corporation in each of the states in which it has assets or conducts activities which require it to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

3.2  Authorization.  Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby.  Seller has taken all corporate action required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity

(collectively, the “Creditor’s Rights Exception”).  The Ancillary Agreements shall, on the Closing Date, be duly and validly executed by Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except for the Creditor’s Rights Exception.

3.3  No Conflicts; Consents.  Except as set forth on Schedule 3.3 and subject to obtaining the Required Third Party Consents, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not (a) violate, conflict with, or result in any breach of any provision of the Governing Documents of Seller, (b) to the Knowledge of Seller, violate, conflict with or result in a violation or breach of, or constitute a default under, any of the material terms, conditions or provisions of any material Contract, instrument or agreement to which Seller is a party or by which Seller or any material portion of its assets (including the Acquired Assets) is bound, or (c) to the Knowledge of Seller, violate in any material respect any applicable Law binding upon Seller or any material portion of its assets (including the Acquired Assets), except in the case of subsections (a), (b) and (c) such matters as would not be reasonably expected to have a Material Adverse Effect.  To the Knowledge of Seller, no Consent of any Governmental Entity or any other Person is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) requirements under the HSR Act, (ii) transfer of Existing Site Permits, (iii) the Consents set forth in Schedule 3.3 (the “Required Third Party Consents”),  (iv) Consents which the failure to obtain would not reasonably be expected to have a Material Adverse Effect, and (v) Post-Closing Consents.

3.4  Compliance With Laws and Permits.  To the Knowledge of Seller, except as set forth on Schedule 3.4, Seller (a) holds all Permits necessary for the lawful ownership, occupancy or the operation of the Acquired Assets as Seller currently operates them, and (b) owns and operates the Acquired Assets in material compliance with, all applicable Laws and Existing Site Permits.  Except as set forth on Schedule 3.4, no investigation or review by any Governmental Entity with respect to Seller or any of its Affiliates and relating to the Acquired Assets is pending or, to the Knowledge of Seller, threatened which, if resolved adversely to Seller or any of its Affiliates, would have a Material Adverse Effect.  Schedule 1.1(h) sets forth a complete list of all Existing Site Permits held by Seller.  To the Knowledge of Seller, Seller has fulfilled all material obligations and material requirements under each Existing Site Permit, and no event has occurred or condition or state of facts, exists which constitutes or, after notice or lapse of time, or both, would constitute a material breach or material default under any Existing Site Permit.  To the Knowledge of Seller, no written notice of cancellation, of default or of any dispute concerning any Existing Site Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by Seller.  To Seller’s Knowledge, each Permit listed on Schedule 1.1(h) is valid, subsisting and in full force and effect.  Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 3.4 relating to any (i) Tax matters, which are exclusively addressed in Section 3.9 or (ii) environmental matters, which are exclusively addressed in Section 3.11.

3.5  Absence of Litigation.  Except as set forth on Schedule 3.5, there is no Action pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates relating to the Acquired Assets or challenging the transactions contemplated hereby.

3.6  Absence of Changes.  Since June 30, 2011, (a) Seller and its Affiliates have operated and maintained the Acquired Assets (other than the Refinery Facility) in the ordinary course of business consistent with past practice and (b) there has not, to the Knowledge of Seller, occurred a Material Adverse Effect.

3.7  Title to Acquired Assets.

(a)  Except as set forth on Schedule 3.7(a), at the Closing (and as of the Effective Time), Seller will have and will convey to Buyer (i) good and valid title to the Personal Property and Non-Hydrocarbon Inventories, (ii) valid leasehold interests in all of the Leased Real Property and (iii) good and valid title to the Owned Real Property arising by, through and under Seller, but not otherwise, in each case of the foregoing clauses (i) through (iii), inclusive, free and clear of any Liens, other than Permitted Liens.

(b)  Except as set forth on Schedule 3.7(b), neither Seller nor its Affiliates have received any written notice from any Governmental Entity, and to the Knowledge of Seller, neither Seller nor its Affiliates have received any notice (either verbal or written) from any Governmental Entity of any pending or threatened condemnation, eminent domain or similar proceeding or special assessment affecting the Real Property or any portion thereof.

(c)  Except as set forth on Schedule 3.7(c), (i) Seller is not a party to any Contract regarding the sale, conveyance, transfer, lease or disposition of any portion of the Acquired Assets (except for this Agreement or as contemplated hereby); (ii) there has not been granted to any Person and no Person possesses, any option to purchase or right of first refusal to purchase any portion of the Acquired Assets; and (iii) Seller is not a party to any occupancy Contract, lease or similar arrangement with respect to the Owned Real Property or any portion thereof, nor is Seller a party to any sublease or similar arrangement with respect to the Leased Real Property or any portion thereof.

(d)  Except as set forth on Schedule 3.7(d), neither Seller nor its Affiliates have received any written notice that Seller is in default under any lease or other Assumed Contract in respect of the Acquired Assets, or any portion thereof, which matter remains unresolved as of the date hereof except for that which would not reasonably be expected to have a Material Adverse Effect.

(e)  To Seller’s Knowledge,

(i) the improvements and installations listed on Schedule 3.7(e)(i) attached hereto (the “Seller Installations”) constitute all of the material capital improvements and installations that Seller has made to that portion of the Property containing 658.11+/- acres and described on Schedule 3.7(e)(i) attached hereto (“Parcel A”) since Seller acquired title to Parcel A by deed from BP Products North America, Inc. dated May 14, 2002.  Except as set forth on Schedule 3.7(e)(i), all of the Seller Installations have been installed completely inside (and do not encroach upon or outside any of) the perimeter property lines of Parcel A; and

(ii) except as set forth on Schedule 3.7(e)(ii), that certain 83 +/- acre parcel of land described on Schedule 3.7(e)(ii) (the “83 Acre Parcel”) is subject only to those Liens set forth on that certain Owner’s Policy of Title Insurance, Policy No: 07-001462, date of policy: August 22, 2007, attached hereto as Schedule 3.7(e)(iii).

3.8  Contracts.  True, correct and complete copies of all Assumed Contracts have been delivered to Buyer.  Except as disclosed in Schedule 3.8, to the Knowledge of Seller, (a) each Assumed Contract is in full force and effect and constitutes a valid and binding agreement, enforceable in accordance with its terms, except for the Creditor’s Rights Exception, (b) Seller has fulfilled and performed all of Seller’s material obligations and requirements under the Assumed Contracts, (c) neither Seller nor any of its Affiliates is in breach of or default, in any material respect, under any Assumed Contract, and (d) provided all Required Third Party Consents are obtained prior to Closing, no event or action has occurred, is pending, or to the Knowledge of Seller, is threatened, which after the giving of notice, or the lapse of time, or both, would reasonably be expected to result in the termination, breach or default of any Assumed Contract.  Except as disclosed in Schedule 3.8, to the Knowledge of Seller, (A) no other party to any Assumed Contract is in breach of or default under such Assumed Contract in any material respect, and (B) neither Seller nor any of its Affiliates has received any written notice from any other party to any Assumed Contract that alleges any violation, breach or default by Seller or any Affiliate of Seller of any Assumed Contract in any material respect.

3.9  Taxes.  Except as set forth in Schedule 3.9, with respect to Taxes the non-payment of which could result in a Lien on the Acquired Assets or for which Buyer could be held liable, (a) all Tax Returns required to be filed with respect to such Taxes have been duly and timely filed and all such Tax returns are correct and complete in all material respects; (b) all such Taxes that have become due have been paid in full by Seller; (c) there is no Claim or Action against Seller (or its Affiliates) for any such Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any such Taxes; and (d) there is not in force any extension of time the statute of limitations with respect to the collection of any such Taxes.  None of the Acquired Assets are held in any arrangement that is classified as a partnership for federal income tax purposes.  There are no Liens for Taxes encumbering any of the Acquired Assets other than Permitted Liens.

3.10  Employees; Employee Benefit Matters.

(a)  Schedule 3.10(a) contains a true, correct and complete list of the names of all employees of Seller substantially involved in the operation of the Acquired Assets as of the date of this Agreement (each, an “Employee”), specifying each Employee’s job title and salary.  To the Knowledge of Seller, all such Employees are authorized to work in the United States.

(b)  Schedule 3.10(b) lists (i) each Employee Benefit Plan and Benefit Arrangement maintained by Seller or any ERISA Affiliate of Seller immediately prior to the Closing with respect to any Employees and (ii) any Employee Benefit Plan maintained or contributed to by Seller or any ERISA Affiliate of Seller that is subject to Title IV of ERISA.

(c)  Seller has delivered to Buyer true, correct and complete copies of all Employee Benefit Plans and Benefit Arrangements listed in Schedule 3.10(b).

(d)  Except as otherwise set forth in Schedule 3.10(d):

(i) As to any Employee Benefit Plan listed in Schedule 3.10(b) and subject to Title IV of ERISA, there has been (A) no event or condition which presents the risk of plan termination, (B) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (C) no reportable event within the meaning of Section 4043(c) of ERISA (for which the disclosure requirements of Section 4043.1 et seq. of the regulations promulgated by the PBGC have not been waived) has occurred, (D) no notice of intent to terminate the plan has been given under Section 4041 of ERISA nor has any proceeding been instituted under Section 4042 of ERISA to terminate the plan, and (E) no material liability to the PBGC has been incurred.

(ii) With respect to any Employee Benefit Plan, within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 3.10(b) but which has been sponsored, maintained or contributed to within four (4) years prior to the Closing Date by Seller or any ERISA Affiliate of Seller, except as would not reasonably be expected to result in a Material Adverse Effect, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

(e)  Except as set forth on Schedule 3.10(e), Seller is not a party to any collective bargaining agreement with respect to any Employee.

(f)  Seller has timely paid in full all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits, sick pay, severance and termination pay and other compensation or remuneration to all Employees on account of employment or for services performed as they became due prior to the Closing, payable in accordance with the obligation of Seller under its employment practices and policies, or individual agreement to which Seller is a party and may otherwise be bound.

(g)  There are no pending or, to the Knowledge of Seller, threatened investigations, complaints, demands, actions, or judicial or administrative proceedings before any Governmental Entity or arbitrator by any Employees, including those alleging a violation of, or non-compliance with applicable Law, including statutory or common Laws relating to employment, employment practices, or terms and conditions of employment; and to the Knowledge of Seller, no basis therefore exists.

(h)  To the Knowledge of Seller, Seller is currently in compliance, in all material respects, with all applicable Laws (including statutory and common Laws) relating to the employment, employment practices, and terms and conditions of employment of all Employees.

(i)  Seller and its Affiliates have not made or been required to make contributions to any “multiemployer plan,” as defined in section 3(37) of ERISA, or an employee pension plan subject to Title IV of ERISA.

3.11  Environmental Matters.

(a)  Actions.  Except as set forth on Schedule 3.11(a), there are no Claims or Actions pending or, to the Knowledge of Seller, threatened against the Acquired Assets, Seller, or any of its Affiliates, relating to the Acquired Assets that allege (i) Seller or any its Affiliates are presently required to perform any remedial obligations under any applicable Environmental Law or Environmental Permit, (ii) violations by Seller or any of its Affiliates of any Environmental Law or Environmental Permit, or (iii) personal injury or property damage claims relating to a Release of Hazardous Materials by Seller or any its Affiliates.

(b)  Compliance.  Except as set forth on Schedule 3.11(b), to the Knowledge of Seller:

(i) Seller’s current operation of the Acquired Assets is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits, except for violations that are or can be remedied by routine repair and maintenance in the ordinary course of business.

(ii) To the Knowledge of Seller, neither Seller, nor its Affiliates have received any written notice of noncompliance with or violation of any Environmental Law or Environmental Permit or entered into any consent decree or order, or is subject to any order of any court or Governmental Entity relating to Environmental Laws.

(iii) Set forth in Schedule 3.11(b)(iii) is a true, correct and complete list of all Environmental Permits held by Seller or its Affiliates in connection with the ownership, occupancy and the current operation of the Acquired Assets.  All such Environmental Permits have been duly obtained or filed and are in full force and effect, and the applicable holder of each Environmental Permit is in compliance, in all material respects, with such Environmental Permits.  To the Knowledge of Seller, Seller has all Environmental Permits required under Environmental Law reasonably necessary to own, lease or operate the Acquired Assets as currently operated by Seller, and there exists no material violation thereof, material default thereunder or material breach thereof, and to the Knowledge of Seller, no event has occurred or condition or state of facts exists which, after notice or lapse of time, or both, would constitute a material breach or material default under such Environmental Permits.  To the Knowledge of Seller, no Governmental Entity has given, any notice to terminate or cancel any such Environmental Permit held by Seller or its Affiliates in connection with Seller’s ownership, occupancy or current operation of the Acquired Assets.  To the Knowledge of Seller, Seller has timely submitted in accordance with prior customary practices of the Seller and in accordance with applicable Law any and all applications necessary for such Environmental Permits to remain in full force and effect.

(iv) To the Knowledge of Seller, none of the Acquired Assets is encumbered by a Lien (other than a Permitted Lien) arising or imposed under Environmental Laws or Environmental Permits.

(v) To the Knowledge of Seller, except for de minimis quantities associated with routine operation of the Acquired Assets, there has been no release by Seller or its Affiliates of Hazardous Materials on the Real Property in violation of Environmental Laws or Environmental Permits or in amounts that would reasonably be expected to give rise to an obligation to perform remediation or other corrective action pursuant to Environmental Laws.

(vi) Seller has furnished to Buyer all material environmental audits, internal reports, inspection reports of Governmental Entities and other material environmental documents relating to the Acquired Assets that are in Seller’s possession, custody or control.

(vii) Seller has properly performed its obligations under the CMI Work Plan and will provide or has provided all required and necessary information to all applicable Government Entities with respect thereto and such information is accurate in all material respects.

(viii) None of the Terminal Facility, the Terminal Site or the Refinery Facility is listed on the National Priorities List or any equivalent “Superfund” list under the statutes of the State of Virginia requiring remedial action.

(ix) Seller is in compliance in all material respects with all Orders issued by a Governmental Entity pursuant to Environmental Laws in respect of the Terminal Facility or the Refinery Facility.

3.12  No Brokers or Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who is entitled to receive from Seller any fee or commission in connection with the transactions contemplated by this Agreement or any part thereof or any interest therein.

3.13  Sufficiency of Assets.  The Terminal Facility includes substantially all of the assets, properties, rights (including Intellectual Property rights (if any)), titles and interests of Seller (other than the Excluded Assets) used by Seller in the operation of the Business and necessary for the operation of the Terminal Facility as a stand-alone facility as operated by Seller at Closing.  To the Knowledge of Seller, the Terminal Facility includes all of the assets, properties, rights and interests necessary for Seller to conduct the Business.

3.14  Intellectual Property.  Except as set forth on Schedule 3.14, there are no licenses or other rights to use (including, foreign rights) or any copyrights, patents, patent applications, trade names, trade secrets, registered and unregistered trademarks, servicemarks, franchises, domain names or other similar rights now used or employed by Seller with respect to the Terminal Facility.  To Seller’s Knowledge, no Third Party is infringing on or otherwise violating any right of Seller with respect to the Assigned Intellectual Property and Seller’s (or Seller’s Affiliates’) use of the Assigned Intellectual Property is not infringing on any Third Party’s Intellectual Property.

3.15  WAIVERS AND DISCLAIMERS.  BUYER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE ACQUIRED ASSETS, THAT IT HAS CONDUCTED ITS INDEPENDENT DUE DILIGENCE INVESTIGATION AND INSPECTION OF ALL ASPECTS OF SUCH ACQUIRED ASSETS AND THE CLOSING OF THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT CONDITIONED ON IT CONDUCTING FURTHER DUE DILIGENCE.  OTHER THAN AS EXPRESSLY SET OUT HEREIN OR IN THE ANCILLARY AGREEMENTS, BUYER IS RELYING ON SUCH INDEPENDENT INVESTIGATION AND INSPECTION OF THE ACQUIRED ASSETS AND IS NOT RELYING ON ANY INFORMATION PROVIDED BY SELLER OR ITS REPRESENTATIVES IN DETERMINING WHETHER TO ACQUIRE THE ACQUIRED ASSETS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER SET FORTH IN THIS ARTICLE III AND EXCEPT FOR THE OTHER COVENANTS AND AGREEMENTS MADE BY SELLER IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, BUYER ACKNOWLEDGES AND AGREES THAT THE SALE AND BUYER’S ACQUISITION OF THE ACQUIRED ASSETS AS PROVIDED FOR HEREIN SHALL BE MADE IN AN “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS AND THAT SELLER HAS NOT MADE, NOR DOES IT MAKE, AND SELLER SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ACQUIRED ASSETS, INCLUDING WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PROPERTIES INCLUDED IN THE ACQUIRED ASSETS, GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR MATTERS ON SUCH PROPERTIES, (B) THE INCOME TO BE DERIVED FROM THE ACQUIRED ASSETS, (C) THE SUITABILITY OF THE ACQUIRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER OR ANY OTHER PARTY MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY ANY SUCH ACQUIRED ASSET OR ITS OPERATION WITH ANY LAWS OF ANY GOVERNMENTAL ENTITY (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, INCLUDING THE DESIGNATED ORDERS, OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE ACQUIRED ASSETS.  THIS PARAGRAPH SHALL SURVIVE THE CLOSING.  BUYER ACKNOWLEDGES THAT THE WAIVERS AND DISCLAIMERS IN THIS SECTION ARE CONSPICUOUS.

3.16  Survival.  The representations and warranties of Seller in this Agreement and in the Ancillary Agreements shall survive the Closing or the earlier termination of this Agreement in accordance with the survival provisions set forth in Section 11.6.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows as of the Agreement Date:

4.1  Organization.  Buyer is a limited partnership, duly organized, validly existing and in good standing under the Laws of its state of organization and has the requisite limited partnership power to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to do business and in good standing as a foreign limited partnership in all jurisdictions in which the character of the properties now owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2  Authorization.  Buyer has full limited partnership power and authority to (a) execute and deliver this Agreement and the Ancillary Agreements contemplated hereby to be executed and delivered by Buyer and (b) consummate the transactions contemplated hereby and thereby.  Buyer has taken all limited partnership action required to authorize: (i) the execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer and (ii) the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except for the Creditor’s Rights Exception.  The Ancillary Agreements will, on the Closing Date, be duly and validly executed by Buyer and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except for the Creditor’s Rights Exception.

4.3  No Violations; Consents.  Except as set forth on Schedule 4.3, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements do not, and consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provisions of the Governing Documents of Buyer; (b) to the Knowledge of Buyer, violate, conflict with or result in a violation or breach of, or constitute a default under, any of the material terms, conditions or provisions of any material Contract, or other instrument or obligation, to which Buyer is a party or by which Buyer or any material portion of its assets is bound; or (c) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, to the Knowledge of Buyer materially violate any applicable Law binding upon Buyer or by which it or any material portion of its assets are bound, except in the case of subsections (a), (b) and (c) such matters as would not be reasonable expected to have a Material Adverse Effect.  To the Knowledge of Buyer, no Consent of any Governmental Entity or any other Person is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the other Ancillary Documents to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) under the HSR Act, (ii) transfer of Existing Site Permits, (iii ) the Required Third Party Consents (iv ) Consents the which the failure to obtain would not reasonably be expected to have a Material Adverse Effect and (v ) Post-Closing Consents.

4.4  Absence of Litigation.  Except as set forth on Schedule 4.4, there is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates relating to the Acquired Assets or the transactions contemplated by this hereby.

4.5  Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

4.6  Due Diligence.  Buyer is an informed and sophisticated buyer experienced in financial and business matters and the evaluation and investment in businesses such as Seller’s and the transactions as contemplated hereunder.  Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement.  Seller has provided Buyer with an opportunity to ask questions of the officers and management of Seller and its Affiliates.

4.7  Sufficient Funds.  Buyer has sufficient cash or cash equivalents available to pay the aggregate Consideration on the terms and conditions contained in this Agreement, and there is no restriction on the use of such cash or cash equivalents for such purpose.

ARTICLE V
COVENANTS AND AGREEMENTS OF SELLER

5.1  Pre-Closing Access and Information.

(a) Subject to Section 6.1, and upon reasonable advance written notice, Seller shall grant, or cause to be granted to, Buyer and its Representatives reasonable access during Buyer’s normal business hours throughout the period beginning on the date hereof through the Closing Date (the “Interim Period”) to the Acquired Assets and the books and records and other information relating to the Employees and to the Acquired Assets (subject to any applicable confidentiality agreements, legal restrictions and legal privileges) for the purpose of inspecting the same.  During the Interim Period, Seller shall use all commercially reasonable efforts to (i)  furnish, or cause to be furnished to, Buyer and its Representatives all data and information concerning the Acquired Assets that may reasonably be requested by Buyer, and (ii) make available, or cause to be made available, to Buyer and its Representatives, such personnel and Employees of Seller and its Affiliates as may reasonably be requested.  Notwithstanding the preceding sentences to the contrary, nothing in this Agreement shall be construed to permit Buyer or its Representatives to have access to any files, records, Contracts or documents of Seller or its Affiliates relating to (A) Seller’s or its Affiliates’ inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and business inventory valuation procedures and records, (B) any bids relating to the transactions contemplated by this Agreement and the Ancillary Agreements, (C) any of the Excluded Assets, and (D) the negotiation or execution of this Agreement.

(b) Notwithstanding anything contained in the Confidentiality Agreement to the contrary, during the Interim Period, Seller shall use reasonable efforts to provide to Buyer and its Representatives with reasonable access to the Employees and the opportunity to interview such Employees outside the presence of Seller or its Representatives during normal business hours in order to discuss post-Closing employment matters.

5.2  Conduct of Business.

(a)  During the Interim Period, and except as expressly contemplated under this Agreement, as required by Law or as or set forth in Schedule 5.2, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) Seller shall not enter into any Contract which constitutes a Material Contract if such Material Contract would be an Assumed Contract or amend, rescind, terminate or waive any rights under any Assumed Contract;

(ii) Seller shall conduct its business in the ordinary course of business consistent with past practice;

(iii) Seller shall use reasonable efforts to maintain in full effect all policies of insurance relating to the Acquired Assets existing as of the Agreement Date;

(iv) Seller shall not sell, lease or otherwise transfer or dispose of, or grant or permit, by Seller or its Affiliate’s direct action, any Lien on any of the Acquired Assets;

(v) except as reasonably necessary for the safe operation of the Acquired Assets, Seller shall not incur, or commit to incur, any liability or any obligation to make capital expenditures, which would survive the Closing, with respect to the Acquired Assets in excess of $100,000 individually or $250,000 in the aggregate;

(vi) other than pursuant to Section 1.5 and except as reasonably necessary for the safe operation of the Acquired Assets, Seller shall not incur, or commit to incur, any liability or any obligation to make operating expenditures which liability or obligations would become an Assumed Liability other than in the ordinary course of business;

(vii) Seller shall not settle any Action or Claim relating to or affecting the Acquired Assets post-Closing in an amount that exceeds $100,000 or Actions or Claims that collectively exceed $250,000 in the aggregate;

(viii) Seller shall not merge, consolidate, convert, liquidate, dissolve or otherwise wind up its business;

(ix) Seller shall not (A) enter into any collective bargaining agreement or enter into, terminate or amend any Contract which will become an Assumed Contract (including employment, severance, change in control, retention, bonus, or incentive agreement) with any Employee or, other than in the ordinary course of business; (B) increase the salary, wage, bonus or incentive compensation, remuneration or benefits available or applicable to the employment of any Employee; provided, however, that Seller may pay any accrued annual bonus and any holiday bonus payable and any other accrued compensation to any Employee due and owing during the Interim Period and that Seller is otherwise legally obligated to pay; or (C) terminate the employment of any Employee unless such termination is consistent with past business practices and, in the reasonable, good faith opinion of Seller, necessary for the safe and efficient operation of the Acquired Assets;

(x) neither Seller nor any Affiliate of Seller shall commit itself to do any of the foregoing negative covenants.

(b)  Notwithstanding anything in this Agreement to the contrary, Seller shall be permitted to (i) dividend, distribute or transfer all cash on-hand to any Affiliate of Seller before or as of the Closing Date and (ii) take all necessary steps, including any governmental filings, as may be necessary or advisable in connection therewith, provided that no such action may result in, cause or have a Material Adverse Effect on Seller or its Affiliates’ ability to fully perform its obligations under this Agreement.

5.3  Schedules.  Prior to the Closing, Seller may, from time to time, by written notice to Buyer, supplement or amend the Disclosure Schedule solely with respect to matters arising on or after the date of this Agreement, and if the Closing occurs, any such supplement or amendment will be effective to cure and correct any breach of any representation, warranty or covenant that would have existed if Seller would not have made such supplement or amendment.  Other than a supplement or amendment relating to matters permitted or consented to under Section 5.2 or matters which do not involve Losses to Buyer in excess of $500,000 in the aggregate, if such supplement or amendment discloses any facts that would reasonably be expected to cause any of the Closing conditions in Article IX not to be satisfied, then the Parties shall negotiate in good faith for a period not to exceed thirty (30) days to determine a reasonable adjustment to the Consideration to adequately reflect any Losses estimated to be incurred as a result of such matter; provided, however, that if no such adjustment is agreed by the Parties by the expiration of such period, then either Party shall have the right to terminate this Agreement pursuant to Section 10.1(e).  Notwithstanding the foregoing, Seller shall not amend Schedule 2.6 after the Agreement Date.

5.4  Reimbursement for Waste Water Treatment Plant.  Seller shall promptly reimburse Buyer for all actual out-of-pocket costs incurred by Buyer in connection with the Buyer’s idling of the Waste Water Treatment Plant and the removal and disposal by Buyer of the wastes therein, as detailed on Schedule 1.3(b)(vii).

ARTICLE VI
COVENANTS AND AGREEMENTS OF BUYER

6.1  Pre-Closing Access and Inspections.

(a)  During the Interim Period, Buyer shall not contact or communicate with any employees, customers, suppliers or distributors of Seller or its Affiliates or the Acquired Assets solely in connection with or with respect to this Transaction or any of the matters contemplated by this Agreement, except with Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may communicate with J.P. Morgan Ventures Energy Corporation, a Delaware corporation (“JPM”), solely with respect to a terminal agreement without being deemed to be in breach or violation of the terms and conditions set forth in the Confidentiality Agreement.

(b)  Any inspection or investigation conducted by Buyer or its Representatives prior to the Closing (i) shall be conducted in accordance with applicable Laws and in such manner as not to interfere unreasonably with the business of Seller or its Affiliates or the Acquired Assets; or (ii) shall not entitle Buyer to conduct any Phase II environmental assessments or any other sampling or testing of soil or ground or surface water at, or under, the Real Property, without the prior written consent of Seller, with Buyer being limited to visual inspections of the Refinery Facility and the Acquired Assets and the review of Seller’s and its Affiliates’ records and any other publicly available materials or information with regard to these matters.  Buyer shall bear the risk of injury to any of its Representatives conducting any inspection or investigation of the Refinery Facility or the Acquired Assets; provided however, that Buyer shall not bear such risk if the injury is solely caused by the gross negligence or willful misconduct of Seller, its Representatives or its Affiliates and in such event, Seller shall be fully liable therefore.

(c)  Notwithstanding any provision to the contrary contained in this Agreement, Buyer’s and Seller’s obligations under the last sentence in Section 6.1(b) shall survive the Closing or the earlier termination of this Agreement, in accordance with the survival provisions set forth in Section 11.6.

6.2  Post-Closing Preservation of Books and Records; Access.

(a)  For a period of six (6) years from and after the Effective Time, Buyer shall, and shall cause its Affiliates to, upon receipt of reasonable prior written request from Seller, (i) afford to Seller and its Representatives reasonable access during Buyer’s normal business hours to the Buyer’s employees, the Site and to the Books and Records delivered to Buyer by Seller at Closing; (ii) provide Seller, at Seller’s expense, with copies of the Books and Records delivered to Buyer by Seller at Closing; and (iii) at Seller’s expense, reasonably cooperate with Seller in all respects, including the making available to Seller of Buyer’s employees as witnesses or deponents, in each case, in respect of (1) financial reporting, (2) Tax or similar purposes, (3) purposes of investigating Claims or pursuing Actions in respect of Third Parties or Governmental Entities (4) addressing environmental matters involving the Site or (5) any other proper purpose.  Buyer shall, and shall cause its Affiliates to, keep and maintain the Books and Records delivered to Buyer by Seller at Closing for a period of six (6) years from the Closing Date or such longer periods as may be required by applicable Law; provided, however, that if Buyer desires to destroy or dispose of any such records during or after the expiration of such period, then Buyer will first offer to Seller in writing at least sixty (60) days before such destruction or disposition to surrender such records to Seller, and if Seller does not accept such offer within thirty (30) days after receipt of such offer, then Buyer may take such action.

(b)  For a period of six (6) years from and after the Effective Time, Seller shall and shall cause its Affiliates to, upon receipt of reasonable prior written request from Buyer, (i) afford to Buyer and its Representatives reasonable access during normal business hours to Seller’s employees and to properties and records of Seller; (ii) provide Buyer, at Buyer’s expense, with copies of any books, records or accounts relating to the Acquired Assets or the Assumed Liabilities; and (iii) at Buyer’s expense, reasonably cooperate with Buyer in all respects, including the making available to Buyer of Seller’s employees as witnesses or deponents, in each case, in respect of (1) financial reporting, (2) Tax or similar purposes, (3) purposes of investigating Claims or pursuing Actions in respect of Third Parties or Governmental Entities (4) addressing environmental matters involving the Site or (4) any other proper purpose.   If Seller desires to destroy or dispose of any such records related to the Acquired Assets or Assumed Liabilities during of after the expiration of such six (6) year period, then Seller will first offer to Buyer in writing at least sixty (60) days before such destruction or disposition to surrender such records to Buyer, and if Buyer does not accept such offer within thirty (30) days after receipt of such offer, then Seller may take such action.

6.3  Cooperation for Retained Claims.  With respect to all matters that constitute Retained Liabilities or Assumed Liabilities and for so long as Seller or Buyer, as applicable, is contesting or defending such matter in a Third Party Action or any Claim, each Party shall cooperate (at no cost to the cooperating Party) with the other Party, its respective Affiliates and their respective counsel in their efforts to conduct or resolve such matters, including by making available to them such documents and witnesses as may be deemed necessary or useful therefor in that party’s reasonable discretion.

6.4  Excluded Intellectual Property.  Buyer agrees that it will not use, and after Closing shall cause its Affiliates not to use, any of the Excluded Intellectual Property.  Buyer acknowledges and agrees with Seller that the Excluded Intellectual Property and the goodwill represented thereby and pertaining thereto, are being retained by Seller and its Affiliates.  Within sixty (60) days following the Closing Date, Buyer shall remove all identifications of Excluded Intellectual Property from all Acquired Assets, line markers materials, supplies, invoices or related items used by Buyer.  Buyer will promptly, but in no event later than thirty (30) days after the Closing Date, contact every appropriate one-call agency in the vicinity of the Acquired Assets and have the contact information for one-calls changed from Seller’s or its Affiliates’ name to Buyer’s name.  Buyer shall also provide revised maps to the one-call agencies where appropriate or required.

6.5  Performance Bonds and Guaranties.  Buyer shall use its commercially reasonable efforts to secure the unconditional release, as of the Closing Date, of Seller from the Credit Support Instruments as to the Acquired Assets, including effecting such release by providing guarantees or other substitute credit support (but only to the extent that such substitute credit support applies to the Acquired Assets), and Buyer shall use commercially reasonable efforts to be substituted in all respects for Seller, so that the Buyer shall be solely responsible for the obligations of such Credit Support Instruments.  To the extent Buyer is unable to obtain the release of Seller or the release of any Credit Support Instrument as to the Acquired Assets prior to the Closing Date, Buyer shall indemnify Seller for any and all costs and Losses arising from or relating to such Credit Support Instrument following the Effective Time.  In the event that any Credit Support Instrument has not been terminated and Seller has not been released as of the Closing Date, Seller shall be permitted to terminate such Credit Support Instrument as to the Acquired Assets as promptly as possible under the terms of such Credit Support Instrument.  Seller shall reasonably cooperate with Buyer in assisting Buyer with obtaining such releases to the Credit Support Instruments.

6.6  Insurance.  Buyer acknowledges and agrees that all insurance policies maintained by Seller in respect of the Acquired Assets may be terminated by Seller as of the Effective Time.  Buyer further agrees not to, and to require that no Affiliate shall, make any Claims under such insurance policies.  Buyer agrees to arrange insurance coverage for itself and the Acquired Assets as of the Effective Time with insurers of its own choice.  Buyer further acknowledges that it has no right, title or interest in any unearned premiums on any insurance policies maintained by Seller.

ARTICLE VII
COVENANTS AND AGREEMENTS OF SELLER AND BUYER

7.1  Expenses.  Except as explicitly provided otherwise in this Agreement or by applicable Law, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expenses.

7.2  Injunctions.  If any Governmental Entity having jurisdiction over any Party issues or otherwise promulgates any Order that prohibits the consummation of the transactions contemplated hereby, the Parties will use their commercially reasonable efforts to (a) have such injunction dissolved or otherwise eliminated as promptly as possible and (b) pursue any underlying Action diligently and in good faith prior to and after the Closing.

7.3  Payments Received.  Seller and Buyer agree that after the Closing they shall hold and promptly transfer and deliver to the other Party, from time to time as and when received by them, any cash or checks with appropriate endorsements (using their reasonable efforts not to convert such checks into cash), or other property (including Tax refunds) that they may receive at or after the Closing which properly belongs to the other Party.

7.4  Permits; Transfers; Cooperation.

(a)  For a period of six (6) months after Closing, Seller shall cooperate with Buyer and assist Buyer in identifying and obtaining all Permits (besides Existing Site Permits) necessary for Buyer to own and operate the Acquired Assets from and after the Closing Date; provided, however, that (i) Seller shall not be required to incur any out-of-pocket costs and expenses in connection with the foregoing and Buyer shall reimburse Seller for any such reasonable costs and expenses; and (ii) Seller shall not be required to assume any liability or obligation in connection with the foregoing and Buyer shall indemnify, defend and hold harmless for any such liability or obligation.

(b)  Seller and Buyer shall cooperate, each using their respective commercially reasonable efforts, to transfer, obtain, or to cause to be transferred or obtained, prior to the Closing or as soon as practicable thereafter, all Existing Site Permits, including Environmental Permits necessary for Buyer to own or operate the Business.  During the period commencing on the Agreement Date and continuing until one hundred eighty (180) days after the Closing Date (which 180-day period may be extended in thirty (30) day increments by the mutual written agreement of Buyer and Seller, provided that, in no case shall such aggregate period, including any extensions, end later than the date that is nine (9) months after the Closing Date) (i) Seller and Buyer shall provide or cause to be provided to the other Party all commercially reasonable assistance as is reasonably requested in connection with securing (and/or terminating, if required by applicable Environmental Law) any such Existing Site Permits, and (ii) if any such Existing Site Permits are not secured prior to the Closing, the Seller and the Buyer shall each use their respective commercially reasonable efforts to cooperate in any lawful and reasonable arrangement reasonably proposed by the other Party under which the Buyer shall obtain the benefit of such Existing Site Permits held by the Seller in connection with the ownership or operation of the Business following the Effective Time.

(c) The Buyer shall indemnify and hold harmless the Seller and its Affiliates from and against any and all liabilities arising out of or relating to any arrangement established pursuant to Section 7.4(b) to the extent related to any period of such arrangement.

7.5  HSR Matters.  Buyer and Seller have each filed their respective Notification Reports with the FTC respecting the transactions contemplated by this Agreement and have requested early termination under the HSR Act.  Buyer and Seller shall use their respective commercially reasonable efforts to (a) obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby, including making all filings with the Antitrust Division of the DOJ and the FTC required in connection therewith and (b) respond as promptly as practicable to all inquiries received from the DOJ or the FTC for additional information or documentation.  Buyer shall be responsible for paying all filing fees associated with filings under the HSR Act.  Each of Buyer and Seller shall furnish to the other Party such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing that is necessary under the HSR Act.  Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. Notwithstanding any term or provision set forth herein to the contrary, each of Buyer and Seller shall have the right to terminate this Agreement and their Affiliates shall have the right to terminate the Pipeline Asset Purchase Agreement upon receipt from the DOJ or FTC of a second inquiry for additional information or documentation after compliance by Seller and Buyer with any such initial inquiry by the DOJ or FTC.  Notwithstanding anything to the contrary contained herein, Buyer shall have no obligation to sell or divest any of its assets or any of the assets of its Affiliates assets pursuant to any Divestiture Order, and Buyer’s (or its Affiliates’) failure to sell or divest any of its assets shall not be deemed to be a breach or default by Buyer of this Agreement.

7.6  Public Announcements.  No Party shall issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, not to be unreasonably withheld; except as set forth on Schedule 7.6 or as may be required by such Party or its Affiliates under applicable Law or stock exchange rules.

7.7  Confidentiality.

(a) The Parties agree to be bound by the terms and conditions of that certain Confidentiality Agreement between Western Refining, Inc. and Plains Marketing, L.P. entered into on September 28, 2010, as amended by that certain Amendment to Confidentiality Agreement, dated August 30, 2011 (the “Confidentiality Agreement”).  The Parties further agree that the terms and conditions of this Agreement, the Ancillary Agreements and all other transaction documents and all communications in connection with the negotiation of the foregoing shall be deemed “Confidential Information” as such term is defined in, and subject to, the terms of the Confidentiality Agreement.  Effective upon the Closing, the Confidentiality Agreement shall terminate.

(b) From and after the Closing, Seller shall, and shall cause its Affiliates and their respective Representatives to keep confidential and not disclose any information to any Person related to the transaction contemplated herein (including any terms and conditions), except as may be approved by Buyer (the “Restricted Information”).  The obligation to keep such Restricted Information confidential shall continue for three (3) years from the Closing Date and shall not apply to any information which (i) is in the public domain, (ii) is published or otherwise becomes part of the public domain through no fault of Seller or its Affiliates or (iii) becomes available to Seller or its Affiliates on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or its Affiliates.  Notwithstanding the foregoing, Seller may make disclosures as required by applicable Law or any Governmental Entity and in connection with disputes hereunder; provided that Seller, to the extent practicable, shall deliver to Buyer written notice at least ten (10) Business Days prior to the day Seller is to disclose any Restricted Information so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section.

(c) Notwithstanding anything in this Agreement to the contrary, the Buyer and Seller agree that (i) the documents covered by Section VI.H.1.b of the RCRA CMI Consent Order shall be submitted to the U.S. EPA Region III and the VDEQ subject to a claim of “Confidential Business Information”, and (ii) appropriate notice of this transaction shall be given, subject to a claim of “Confidential Business Information,” to Governmental Entities where required by Environmental Permits, the RCRA CMI Consent Order, or the Sunshine Decree.

7.8  Notice of Certain Events.  After the Closing Date, each Party shall promptly notify the other Party of all notices, communications or Actions initiated by any Governmental Entity and known to such Party with respect to the Acquired Assets that would reasonably be expected to be a basis for an Indemnified Claim by an Indemnified Party pursuant to Section 11.1.

7.9  Further Assurances.  After the Closing, each Party shall take such further actions, including obtaining Consents from Third Parties, and execute such further documents as may be reasonably necessary or reasonably requested by any other Party in order to effectuate the intent of this Agreement and the Ancillary Agreement and to provide such other Party with the intended benefits of this Agreement and the Ancillary Agreements.

7.10  Tax Matters.

(a)  Preparation and Filing of Tax Returns.

(i) With respect to any Tax Return related to the Acquired Assets for a period ending on or before the Closing Date that is required to be filed on or after the

Closing Date by Buyer, Seller shall prepare such Tax Return in a manner consistent with prior practices and deliver it to Buyer (along with supporting documentation and with any payment (to be made by wire transfer) required to be made with such Tax Return) at least ten (10) days prior to the due date for such Tax Return.  Seller shall revise such Tax Return to reflect any reasonable changes requested by Buyer and return the same to Buyer for filing no later than two (2) Business Days before the date such Tax Return is required to be filed.  Assuming Seller complies with all time requirements contained in this Section 7.10(a)(i), Buyer shall timely file any such Tax Return with the appropriate Taxing Authority and remit to such Taxing Authority any amount received from Seller pursuant to this Section 7.10(a)(i).

(ii) With respect to any Tax Return related to the Acquired Assets or the Assumed Liabilities for a Straddle Period, Buyer shall provide a draft of such Tax Return to Seller on or prior to the date that is ten (10) days prior to the due date therefore, along with a supporting schedule that shows the allocation of liability for Taxes due with such Tax Return pursuant to Section 7.10(b), for Seller’s review and comment.  Buyer shall revise such Tax Return to reflect any reasonable changes requested by Seller and timely file such Tax Return.

(b)  Allocation of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, Seller shall be responsible for the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date, determined as follows:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax Period ended with (and included) the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the day before the Closing Date and the period beginning on and after the Closing Date in proportion to the number of days in each portion; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  Specifically, all ad valorem, property and similar taxes (“Property Taxes”) assessed with respect to the Acquired Assets for calendar year 2011, or calendar year 2012, if applicable, shall be prorated between Seller and Buyer based on their relative number of days of ownership of the Acquired Assets during calendar year 2011 or calendar year 2012, if applicable.  Seller shall pay to Buyer at Closing Seller’s share of the 2011 Property Taxes or the 2012 Property Taxes, if applicable.  To the extent the actual amount of 2011 Property Taxes is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount to be paid by Seller at Closing.  Upon determination of the actual amount of 2011 Property Taxes the 2012 Property Taxes, if applicable, Seller shall pay to Buyer within fifteen (15) days any additional amount necessary to equal Seller’s share of the 2011 Property Taxes and the 2012 Property Taxes, if applicable; in the event the amount paid by Seller at Closing exceeds Seller’s share of 2011 Property Taxes and the 2012 Property Taxes, if applicable, Buyer shall refund within fifteen (15) days any such overage to Seller.

(c)  Refund and Tax Benefits.

(i) Any Tax refunds related to the Acquired Assets or Assumed Liabilities that are received by Buyer or any of its Affiliates, and any amount credited against Taxes to which Buyer or any of its Affiliates become entitled, that relate to Pre-Closing Tax Period or to the portion of a Straddle Period that ends on the day before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(ii) Any Tax refunds related to the Acquired Assets or Assumed Liabilities that are received by Seller or any of its Affiliates, and any amount credited against Taxes to which Seller or any of its Affiliates become entitled, that relate to any post-Closing Tax Period or to the portion of a Straddle Period that arises on or after the Closing Date shall be for the account of Buyer, and Seller shall pay over to Buyer any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(d)  Tax Assistance.  After the Closing Date, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any Claim for refund in respect of such Taxes or in connection with any litigation and proceedings or liabilities related to the Acquired Assets or the Assumed Liabilities, including making available employees for interviews, litigation preparation and testimony.  The requesting Party shall reimburse the assisting Party for the reasonable out-of-pocket costs incurred by the assisting Party after having received the prior written approval therefore from the requesting Party.

(e)  Consideration Allocation.  The Parties agree to allocate the Consideration (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) as set forth on Schedule 7.10(e) (the “Consideration Allocation”).  Seller and Buyer shall report consistently with the Allocation in all Tax Returns, including IRS Form 8594, which Buyer and Seller shall timely file with the IRS, and neither Buyer nor Seller shall take any position in any Tax Return that is inconsistent with the Consideration Allocation unless required to do so by a final determination as defined in Section 1313 of the Code.  Each of Seller and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Consideration Allocation.

7.11  Real Estate Matters.  (a)  Seller shall, at no cost to Seller, use its commercially reasonable efforts to cooperate with Buyer in (i) obtaining surveys of and information and documentation relating to all Real Property; (ii) obtaining a title insurance commitment covering all material Real Property.  All costs incurred in connection with the foregoing, including survey and title insurance costs, shall be borne by Buyer.

(b)  Buyer shall use commercially reasonable best efforts to obtain a revised title commitment with an effective date as close as possible to the Closing Date in order to limit the gap period.

(c)  Buyer agrees to request that Chicago Title Insurance Company (the “Title Company”) remove from the commitment for the title insurance policy to be obtained by Buyer at Closing in connection with the Transaction (the “Title Policy”) any gap exception language (“Gap Exception”) with respect to the period beginning with (i) the date appearing on its most recently updated issued Commitment to Insure and ending with (ii) recordation of the Deed (which shall be deemed to be no later than (1) business day after the delivery of the Deed) from the Seller to the Title Company, or as soon thereafter as the filing office re-opens in the event of a scheduled or unscheduled closing (the “Gap Period”).  If the Title Company refuses to remove the Gap Exception without a gap indemnity from Seller, then Seller will attempt to agree to a form of gap indemnity in favor of the Title Company which is sufficient to have the Gap Exception removed.  If the Seller does not deliver to the Title Company a gap indemnity mutually acceptable to Seller and the Title Company sufficient to cause the Title Company to remove the Gap Exception in connection with the issuance of the Title Policy, then Seller agrees with Buyer to promptly defend, remove, bond or otherwise fully dispose of any lien, encumbrance or adverse claim affecting title to the Real Property that arises during the Gap Period, and first appears in the public records during the Gap Period, but only to the extent (x) Buyer makes a claim with respect thereto within twelve (12) months after the date of the Deed, and (y) such lien, encumbrance or adverse claim: (i) is placed on the Real Property by or against the Seller during the Gap Period, (ii) is the result of a lien being filed against the Seller during the Gap Period as a result of the action or inaction of the Seller or (iii) is the result of any filing or recordation by the Seller during the Gap Period, and to indemnify the Buyer against all loss, damage, expense, costs and fees, including but not limited to reasonable attorney’s fees, accruing until resolution which may result from the Seller not promptly defending, removing, bonding or otherwise fully disposing of any such lien, encumbrance or adverse claim placed against the Real Property.  Notwithstanding anything to the foregoing, if the Title Company agrees to issue the Title Policy with the Gap Exception removed without receiving a gap indemnity from Seller, then no further obligations or indemnity will be owed by Seller to Buyer under this Section 7.11(c).

7.12  Casualty Loss.

(a) If, during the Interim Period, all or any portion of the Acquired Assets are damaged or destroyed in whole or in part (the portion of the Acquired Assets so damaged or destroyed, the “Damaged Portion”), whether by fire, theft, vandalism, flood, wind, explosion or other casualty (a “Casualty Event”), Seller shall notify Buyer promptly in writing (a “Casualty Event Notice”) of the Casualty Event.  The Casualty Event Notice shall include: (i) a reasonable description of the facts and circumstances surrounding the Casualty Event; (ii) Seller’s preliminary assessment of the effect of the Casualty Event on the Acquired Assets; and (iii) Seller’s

preliminary assessment of whether, and the extent to which, any losses sustained as a result of such Casualty Event are covered by one or more insurance policies (including property/casualty and workers’ compensation policies) maintained immediately prior to the Closing by the Seller.

(b)  If: (i) Seller reasonably expects the Damaged Portion resulting from a Casualty Event can be fully repaired or restored in accordance with applicable Laws on or before 180 days following the occurrence of the Casualty Event (the “Casualty Event Termination Date”); and (ii) the Casualty Event is greater than $10,000,000.00, then Buyer may elect, in its sole discretion, to either (A) repair and restore such Damaged Portion at Buyer’s expense, and Buyer shall be entitled to all of the insurance proceeds which Seller or any of its Affiliates actually receive with respect to such Casualty Event, or (B) notify Seller that Buyer does not elect to repair and restore such Damaged Portion, at which time Seller can elect to either (1) repair or restore such Damaged Portion by the Casualty Event Termination Date, or (2) not repair or restore such Damaged Portion by the Casualty Event Termination Date.  If Seller reasonably expects the Damaged Portion resulting from a Casualty Event cannot be fully repaired or restored in accordance with applicable Laws on or before the Casualty Event Termination Date, then either Party may either (i) terminate this Agreement or (ii) agree to a mutually acceptable solution related thereto.

(c)  If, with respect to any Casualty Event greater than $10,000,000 that Buyer elected not to repair and restore such Damaged Portion, Seller elects to repair or restore such Damaged Portion by the Casualty Event Termination Date, then: (i) Seller shall promptly commence and diligently execute the repair and/or restoration of such Damaged Portion to the condition thereof immediately prior to such Casualty Event in a good and workmanlike manner and in accordance with applicable Laws at its sole cost and expense; (ii) Seller shall be entitled to all of the insurance proceeds to which the Seller or any of its Affiliates are entitled with respect to such Casualty Event; (iii) such Casualty Event shall have no effect for purposes of determining whether Buyer’s conditions to Closing set forth in Section 9.1 or Section 9.2 have been fulfilled; and (iv) the Closing and the Termination Date shall be delayed for such reasonable time as is necessary for Seller to complete any such repair or restoration.

(d)  If, with respect to any Casualty Event greater than $10,000,000 that Buyer elected not to repair and restore such Damaged Portion, Seller elects not to repair or restore such Damaged Portion by the Casualty Event Termination Date, then Buyer may elect by written notice to Seller not later than fifteen (15) days after Buyer’s receipt of the Seller’s election not to repair or restore such Damaged Portion to either: (A) proceed to Closing, and (i) neither Party’s rights or obligations under this Agreement shall be affected in any way; (ii) no breach of any representations or warranties under this Agreement shall be deemed to have occurred as a result of such Casualty Event; and (iii) there shall be a reduction in the amount of $10,000,000.00 to the Purchase Price; or (B) elect not to close, at which time either Party may terminate this Agreement.

(e)  If the Casualty Event is $10,000,000.00 or less, then: (i) neither Party’s rights or obligations under this Agreement shall be affected in any way; (ii) no breach of any representations or warranties under this Agreement shall be deemed to have occurred as a result of such Casualty Event; and (iii) there shall be no change to the Purchase Price.

7.13  Designated Orders.

(a)  Buyer and Seller agree to the following division of responsibility for compliance with, and all further remedial obligations under, the RCRA CMI Consent Order:

(i) Seller shall complete the construction of CAMU in accordance with the requirements of the RCRA CMI Consent Order and the CMI Work Plan as in effect on the Agreement Date and the specifications approved pursuant thereto.

(ii) Seller shall cooperate with Buyer in all actions, measures and efforts necessary for Buyer to replace Seller as the sole respondent under the RCRA CMI Consent Order, including execution of such documentation as may be required by the EPA and the replacement of applicable financial sureties.

(iii) On and after the Effective Time, Buyer shall assume responsibility for and comply with all obligations and all remaining work required to be performed under the RCRA CMI Consent Order (including the provision of any required financial assurance), except for any construction activities which have been commenced by Seller prior to the Effective Time but which continue past the Effective Time in order to complete the initial construction of the CAMU. Until Seller is no longer a party to the RCRA CMI Consent Order, Buyer shall ensure that Seller is (i) kept fully informed of all compliance activities under the RCRA CMI Consent Order on a quarterly basis (ii) copied on all correspondence associated with the RCRA CMI Consent Order, (iii) is provided timely notice of all material conference calls or meetings with EPA or other persons, and (iv) is permitted to participate in all such calls or meetings.

(iv) Except for completion of the construction of the CAMU as set forth above, Buyer shall be responsible for and comply with and herein assumes all obligations and liability for future obligations under the RCRA CMI Consent Order, including RCRA corrective action work required in connection with the Acquired Assets (provided that such corrective action work did not arise out of Seller’s completion of (or failure to complete) the construction of the CAMU, for which Seller shall be solely responsible).  For purposes of clarity, Buyer acknowledges that Seller’s only responsibility with respect to the CAMU is to complete the construction of the CAMU in accordance with construction specifications existing as of the Agreement Date.  From and after the Effective Time, Buyer will be responsible for all modifications, extensions and changes to the CAMU and for all repair and maintenance costs associated with the CAMU (provided that such modifications, extensions, changes and costs do not arise out of Seller’s completion of (or failure to complete) the construction of the CAMU, for which Seller shall be solely responsible).

(v) Should the EPA refuse or fail to release Seller from its status as a respondent under the RCRA CMI Consent Order, then Buyer shall continue to observe the requirements in Section 7.13(a)(iii), but liability for compliance with, and further remedial obligations under, the RCRA CMI Consent Order shall transfer to Buyer as provided in Section

7.13(a)(iv) above and the Parties shall comply with the use restrictions and other requirements imposed thereby.

(b)  Buyer and Seller agree to the following division of liability for compliance with, and all further obligations under, the Sunshine Decree:

(i) Seller shall cooperate with Buyer in all actions, measures and efforts necessary for Buyer to replace Seller as the sole defendant and liable party under the Sunshine Decree, including executing such documentation as may be required by the EPA.

(ii) On and after the Effective Time, Buyer shall assume responsibility for all obligations and all remaining work required to be performed under the Sunshine Decree; provided, however, that Seller shall remain responsible for any fines or penalties that may be assessed against the Seller for failure to comply with the Sunshine Decree prior to the Effective Time.  Until Seller is no longer a party to the Sunshine Decree, Buyer shall ensure that Seller is (i) kept fully informed of all compliance activities under the Sunshine Decree on a quarterly basis, (ii) copied on all correspondence associated with the Sunshine Decree, (iii) provided timely notice of all material conference calls or meetings with EPA or other persons, and (iv) permitted to participate in all such calls or meetings.

(iii) Should the EPA or any applicable court refuse or fail to release Seller from its status as a defendant and liable party under the Sunshine Decree, then Buyer shall continue to observe the requirements set forth in Section 7.13(b)(ii), but liability for compliance with, and further obligations under, the Sunshine Decree shall transfer to Buyer as provided in Section 7.13(b)(ii).

7.14  Deed.  Buyer and Seller agree that in the Deed they will include an irrevocable permanent easement which (i) grants both Buyer and Seller access for the purpose of carrying out their obligations under the RCRA CMI Consent Order; and (ii) imposes upon the Buyer's and any subsequent grantee's use of the Facility the restrictions of Section VI.G of the RCRA CMI Consent Order. Buyer further agrees to abide by the use restrictions and other requirements imposed under Sections VI.G. and VI.H. of the RCRA CMI Consent Order.

ARTICLE VIII
EMPLOYMENT MATTERS

8.1  Offers of Employment.

(a)  Before the Closing Date, and after having an opportunity to interview the Employees, Buyer or an Affiliate of Buyer shall make an offer of employment to each Employee, including Employees who are receiving short-term disability benefits or are on family, medical, long-term disability, administrative or military leave or any other type of leave that entitles the Employee to reinstatement upon completion of the leave under the applicable leave policy of Seller or its Affiliates or pursuant to applicable Law (each an “Employee on Leave”), which such offer shall be effective as of the Effective Time.  At least five (5) days prior to the Closing, Buyer shall inform Seller which Employees (other than any Employee’s on Leave) have accepted the offers made to them and each such Employee (each, a “Transferred Employee”; any Employee of Seller  who does not accept the offer made to him or her by Buyer or an Affiliate of Buyer shall be referred to herein as a “Retained Employee”) shall become employed by Buyer or its Affiliate as of the Effective Time; except that any Employee on Leave shall have thirty (30) days after returning to active work status to accept Buyer’s offer of employment and upon acceptance of such offer shall become employed by Buyer or its Affiliate as of the Effective Time and shall be deemed to be a Transferred Employee.  During the period of time from the Effective Time through the date that is twelve (12) months after the Effective Time (the “Transition Period”), Buyer or its Affiliate shall provide each Transferred Employee with (i) the same or substantially similar job duties as such Transferred Employee had immediately prior to the Closing; (ii) a salary or hourly wage, as applicable, and bonus and other compensation that is at least equivalent to that earned by such Transferred Employee immediately prior to the Closing; and (iii) benefits that are substantially comparable in the aggregate to the benefits provided to such Transferred Employee immediately prior to the Closing.  Notwithstanding any provision this Agreement to the contrary, Seller understands, acknowledges and agrees that Seller shall solely be liable for the COBRA obligations of all Retained Employees.

(b)  Seller shall not, and shall cause its Affiliates to not, directly or indirectly in any way discourage or influence or attempt to discourage or influence any of the Employees from accepting any offer of employment made by Buyer or its Affiliate pursuant to Section 8.1(a).

(c)  Buyer or its Affiliates shall take such actions as are reasonably necessary to ensure that Transferred Employees’ service with Seller and Seller’s ERISA Affiliates completed prior to the Closing (“Past Service”) shall be considered as service with Buyer or its Affiliates completed after the Closing for all purposes under any welfare benefit plan (as defined in Section 3(1) of ERISA) or vacation policy or sick pay policy maintained by Buyer or its Affiliates, or any entity in the same controlled group of corporations as Buyer or its Affiliates or under common control with Buyer or its Affiliates, in which Transferred Employees are eligible to participate.  Buyer or its Affiliates shall also take such actions as are reasonably necessary to ensure that the Transferred Employees’ Past Service shall be considered as service with Buyer or its Affiliates completed after the Closing for vesting and eligibility purposes under any pension benefit plan (as defined in Section 3(2) of ERISA) maintained by Buyer or any entity in the same controlled group of corporations as Buyer under common control with Buyer, in which Transferred Employees are eligible to participate.

(d)  To the extent that any Transferred Employees become covered under any benefit plan sponsored by Buyer or its Affiliates or made available to employees of Buyer or its Affiliates, any restriction on coverage for pre-existing conditions, requirement for evidence of insurability or eligibility waiting periods under such plan shall be waived for such Transferred Employees.  Buyer shall use commercially reasonable efforts to ensure that each Transferred Employee who becomes covered under any benefit plan that is a group health plan (including a “group health plan” as defined in Section 5000(b)(1) of the Code) shall receive credit for those sums paid in the current year under the corresponding Employee Benefit Plan in which such Transferred Employee participated immediately prior to the Closing as deductibles, coinsurance and co-payments, towards any deductible and/or out-of-pocket maximum that may apply under such benefit plan sponsored by Buyer or its Affiliates or made available to employees of Buyer or its Affiliates.

(e)  After the Closing, neither Buyer nor any of its Affiliates shall be required to maintain the employment of any Transferred Employee unless required by applicable Law. Notwithstanding the foregoing, if during the Transition Period either (i) Buyer or its Affiliate terminates without Cause the employment of any Transferred Employee or (ii) a Transferred Employee resigns for Good Reason, then Buyer or its Affiliate shall pay to such Employee a severance benefit in a lump-sum amount equal to such employee’s severance amount as specified on Schedule 8.1(e), which such payment shall be made on the date that is thirty (30) days after the date of such termination of employment or resignation.  For purposes of this Section 8.1(e), a termination or resignation of employment shall occur if and when a Transferred Employee ceases, on what is reasonably expected to be a permanent basis, to provide, directly or indirectly, services to Buyer and all of its Affiliates and successors in any capacity for compensation and such cessation constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

8.2  Employee Liabilities.  Seller shall be responsible for providing all Employees and other necessary Persons such notice and continuation coverage rights as may be required under Section 4980B of the Code.

ARTICLE IX
CONDITIONS TO CLOSING

9.1  Conditions to Each Party’s Obligation to Close.  The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)  No Restraint.  No preliminary or permanent Order or other legal restraint preventing the consummation of the transactions contemplated by this Agreement shall be threatened or in effect.

(b)  Legality of Transactions.  No Action shall have been taken or threatened and no Law shall have been enacted by any Governmental Entity that makes illegal the performance by any Party of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement.

(c)  HSR Waiting Period.  The waiting and review period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(d)  Closing under Pipeline Asset Purchase Agreement.  Simultaneously with the Closing of the transactions contemplated in this Agreement, the closing of the transactions contemplated by the Pipeline Asset Purchase Agreement shall occur.

(e)  Changing Responsible Party Under Designated Orders.  Advance notices required to be provided under the Designated Orders shall have been provided to the applicable Governmental Entity.

9.2  Conditions to Buyer’s Obligation to Close.

(a)  The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer), at or prior to the Closing, of each of the following conditions:

(i) Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect, and Buyer shall have received a certificate to such effect signed on behalf of Seller by an officer of Seller.

(ii) Performance of Obligations.  Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by an officer of Seller.

(iii) Ancillary Agreements.  Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer the Ancillary Agreements, provided that any failure of the Parties to reach final terms on and execute the Transition Services Agreement shall not constitute a failure of a condition to close.

(iv) Permits.  Seller shall have provided the required thirty (30) day written notice to the applicable Governmental Entity to transfer those Existing Site Permits listed as I.(1) and I.(2) on Schedule 1.1(h) as of the Closing Date.

(v) Material Consents.  Each of the Third Party Consents set forth on Schedule 9.2(a)(v) (the “Material Consents”) shall have been obtained.

(vi) Pipeline Transaction.  Each of Buyer and Seller, or their respective Affiliates, shall have performed in all respects its respective obligations, agreements and covenants contained in the Pipeline Asset Purchase Agreement required to be performed on or prior to the Closing Date thereof such that transactions contemplated thereby have been consummated concurrently with the Closing under this Agreement.

(vii) Release of Liens.  Seller shall have provided Buyer with documentation reasonably acceptable to Buyer which evidences that those liens against the Acquired Assets set forth in Schedule 2.2(t) have been released.

(viii) Virginia Terminal Operator License.  Buyer shall have obtained a Virginia Terminal Operator License necessary for Buyer to operate the Terminal Facility or shall have otherwise entered into a reasonable and lawful arrangement with Seller that is reasonably acceptable to Buyer which allows Buyer to functionally control the Terminal Facility pending receipt by Buyer of its Virginia Terminal Operator License.

(b)  Notwithstanding the foregoing, Buyer hereby grants a waiver in respect of the closing conditions set forth in Section 9.2(a)(iv) and Section 9.2(a)(v) to the extent Seller, upon failing to deliver a Required Third Party Consent or all Existing Site Permits, including Environmental Permits necessary for Buyer to own or operate the Business, proposes a reasonable and lawful arrangement pursuant to which Seller would provide Buyer with the substantially the same economic claims, rights and benefits under the Assumed Contract or Existing Site Permit with respect to which the closing condition has not been satisfied prior to the Closing.  Buyer shall cooperate in good faith, at Seller’s expense, with Seller in any such arrangement.  To the extent Buyer is able to so receive the economic claims, rights and benefits under any such arrangement, Buyer shall be responsible for the Assumed Liabilities, if any, arising out of or attributable to such Assumed Contract or Existing Site Permit.  Notwithstanding any such arrangement, Seller shall use its commercially reasonable efforts to assist Buyer in obtaining the Existing Site Permits and the Required Third Party Consents as quickly as possible following the Closing.

9.3  Conditions to Seller’s Obligation to Close.  The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of each of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect, and Seller shall have received a certificate to such effect signed on behalf of Buyer by an officer of the general partner of Buyer.

(b)  Performance of Obligations.  Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by an officer of the general partner of Buyer.

(c)  Ancillary Agreements.  Buyer shall have executed and delivered, or caused to be executed and delivered, the Ancillary Agreements.

(d)  Material Consents.  Each of the Material Consents shall have been obtained.

(e)  Pipeline Transaction.  Each of Buyer and Seller, or their respective Affiliates, shall have performed in all respects its respective obligations, agreements and covenants contained in the Pipeline Asset Purchase Agreement required to be performed on or prior to the Closing Date such that transactions contemplated thereby have been consummated concurrently with the Closing under this Agreement.

ARTICLE X
TERMINATION

10.1  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written consent of Buyer and Seller;

(b)  by either Buyer or Seller if the Closing shall not have occurred by 90 days following the Agreement Date; provided however that the Parties may mutually extend such date up to two (2) times for thirty (30) day periods each time (the “Termination Date”);

(c)  by either Buyer or Seller if a Governmental Entity shall have issued an Order or taken any Action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, the Ancillary Agreements, or the Pipeline Asset Purchase Agreement and such Order or Action shall have become final and nonappealable;

(d)  by either Buyer or Seller in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement, the Ancillary Agreements, or the Pipeline Asset Purchase Agreement which (i) would give rise to the failure of a condition set forth in Section 9.2 or Section 9.3, and (ii) cannot be or has not been cured within sixty (60) days following receipt by the breaching Party of written notice of such breach;

(e)  by Buyer or Seller pursuant to Section 5.3;

(f)  by Buyer or Seller pursuant to Section 7.5;

(g)  by Buyer or Seller pursuant to Section 7.12; or

(h)  by Buyer, if Buyer is required to sell or divest any of its (or its Affiliates) current assets or any of the Acquired Assets pursuant to any Divestiture Order.

10.2  Effect of Termination.  Upon any termination of this Agreement, (expressly excluding termination pursuant to Section 10.1(d) hereof), Seller and Buyer shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination, and such termination shall be without liability to Seller or Buyer; provided that the provisions of Sections 10.2, 6.1(b), 7.1 and 7.7, Annex A and Article XII, shall survive any such termination and shall be enforceable hereunder and any defaulting party shall remain liable under this Agreement for all of its liabilities and obligations hereunder.

ARTICLE XI
INDEMNIFICATION

11.1  Obligations to Indemnify.

(a)  Seller’s Obligations.  Subject to the terms of this Article XI, from and after the Closing, Seller shall indemnify, defend and hold harmless the Buyer Indemnified

Parties from and against any and all Losses arising or resulting from any one or more of the following:

(i) the Retained Liabilities;

(ii) the breach, non-fulfillment or non-performance by Seller of any agreement, obligation or covenant in this Agreement to be performed by Seller (or its Affiliates) on or prior to Closing;

(iii) the breach, non-fulfillment or non-performance by Seller of any agreement, obligation or covenant in this Agreement to be performed by Seller (or its Affiliates) after Closing; or

(iv) any breach or inaccuracy of any representation or warranty made by Seller contained in this Agreement or any certificate delivered hereunder.

(b) Buyer’s Obligation.  Subject to the terms of this Article XI, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses arising or resulting from any of the following:

(i) the Assumed Liabilities;

(ii) the breach, non fulfillment or nonperformance by Buyer of any agreement, obligation or covenant of Buyer in this Agreement to be performed by Buyer (or its Affiliates) on or prior to Closing;

(iii) the breach, non-fulfillment or non-performance by Buyer of any agreement, obligation or covenant in this Agreement to be performed by Buyer (or its Affiliates) after Closing; or

(iv) any breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement or any certificate delivered hereunder.

11.2  Third Party Claims.

(a)  If any Indemnified Party receives written notice of the commencement of any Action or proceeding or the assertion of any Claim by a Third Party or the imposition of any penalty or assessment for which indemnity may be sought under this Article XI (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article XI, the Indemnified Party shall promptly provide the other Party (the “Indemnifying Party”) with notice of such Third Party Claim, which notice shall describe such Third Party Claim in reasonable detail, including all relevant factual background) and the basis on which the Indemnified Party is entitled to indemnification hereunder.  The Indemnifying Party shall be entitled, at its option and at its own expense, to assume the defense of such Third Party Claim.  Such defense shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld, delayed or conditioned, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith, at no cost or expense to the Indemnified Party.

(b)  Notwithstanding the provisions of Section 11.2(a), each Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such Third Party Claim, or (ii) the Indemnified Party’s counsel, reasonably competent to render advice as to such matters shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct for the Indemnifying Party and the Indemnified Parties to have common counsel.

(c)  The Indemnifying Party shall obtain the prior written approval of each Indemnified Party (which approval shall not be unreasonably withheld, delayed or conditioned) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, any injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of each Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business, operations, assets or financial condition.

(d)  The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release by each claimant or plaintiff to each Indemnified Party from all liability in respect of such Third Party Claim.

11.3  Direct Claims.

(a)  Notice of Indemnified Claims.  In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.2 because no Third Party Claim is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof (the “Indemnified Claims”).  Subject to the limitations otherwise set forth in this Article XI, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

(b)  Contested Claims.  Each Indemnified Claim shall (i) reference the indemnity claim to which it relates and shall state the date upon which such indemnity claim was first asserted; (ii) describe the nature of the Losses incurred by the Indemnified Party; (iii) describe the reason why the Losses are recoverable from the Indemnified Party; (iv) state the amount of the Losses; and (v) provide copies of all available documentation supporting the amount of the Losses.  The Indemnifying Party shall have thirty (30) days following receipt of an Indemnified Claim to review such claim (the “Review Period”).  The Indemnified Party shall make a representative reasonably available during the Review Period to respond to any questions by the Indemnifying Party concerning the Indemnified Claim.  If the Indemnifying Party objects to all or any portion of the Indemnified Claim (an “Objection”), the Indemnifying Party shall deliver its Objection in writing to the Indemnified Party within the Review Period.  Each such

Objection shall state (A) if applicable, why the Indemnified Claim is not recoverable from the Indemnifying Party; (B) the amount of Losses objected to by the Indemnifying Party (the “Contested Amount”); and (C) if applicable, the amount of the Losses not objected to by the Indemnifying Party (the “Uncontested Amount”).

(c)  Uncontested Claims.  If the Indemnifying Party fails to tender an Objection within the Review Period, the Indemnifying Party shall promptly (but in any event within five (5) days after expiration of the Review Period) tender payment to the Indemnified Party in the amount of the Indemnified Claim in accordance with Section 11.8.  Upon the Indemnified Party’s receipt of any Objection, the Uncontested Amount, if any, shall promptly (but in any event within five (5) days after such receipt) be tendered by the Indemnifying Party in accordance with Section 11.8.

11.4  Materiality.  In determining whether a breach or inaccuracy of any representation or warranty made hereunder exists and in calculating the amount of indemnifiable Losses incurred by any Indemnified Party arising out of or relating to any such breach or inaccuracy, all qualifications relating to “materiality,” “material,” “Material Adverse Effect” or any similar qualification, shall be disregarded.

11.5  Limits of Liability.

(a)  Deductible; Cap.  No Indemnified Party shall be entitled to be indemnified for Losses pursuant to Sections 11.1(a)(ii), 11.1(a)(iv), or 11.1(b)(iv) unless and until the respective aggregate amount of all such Losses by such Indemnified Party exceeds 1.0% of the Purchase Price (the “Deductible”).  The Indemnified Party shall be entitled to be paid the entire amount of any Losses pursuant to Sections 11.1(a)(ii), 11.1(a)(iv), or 11.1(b)(iv) in excess of the Deductible; provided, however, that the aggregate liability of Seller for Losses under this Agreement shall not exceed twenty five percent (25.0%) of the Purchase Price (the “Cap”).  Notwithstanding the foregoing, the Deductible and the Cap shall not apply to Seller’s or Buyer’s indemnification obligations related to or arising out of any breach of the Fundamental Representations (as defined herein) or for either Party’s indemnification obligations pursuant to Sections 11.1(a)(i) or (iii) or Sections 11.1(b)(i) or (iii).

(b)  Minimum Claim.  If any claim or groups of related claims for indemnification by an Indemnified Party that is indemnifiable under Sections 11.1(a)(ii), 11.1(a)(iv), or 11.1(b)(iv) of this Agreement results in respective aggregate Losses to such Indemnified Party that do not exceed $150,000, such Losses shall not be deemed to be Losses under this Agreement, shall not be applied against the Deductible, and shall not be eligible for indemnification under this Article XI.

(c)  No Special Damages.  In no event shall any Indemnifying Party be liable to any Indemnified Party with respect to any matter arising under or in relation to this Agreement for any consequential, punitive, exemplary incidental, indirect, special or punitive damages, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity or a multiple of revenue, income, profits or any other amount, except to the extent such damages are included within a judgment rendered against an Indemnified Party with respect to a Third Party Claim for which indemnification is available under the terms of this Article XI.

(d)  Gap Indemnity.  Notwithstanding anything herein to the contrary, Seller’s obligations under Section 7.11(c) shall not be subject to the Deductible or Cap.

11.6  Survival of Covenants, Representations and Warranties.

(a) The representations, warranties, covenants and agreements of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until twelve (12) months after the Closing Date; provided, however, that (A) Seller’s representation and warranty contained in Section 3.7(e) shall only continue in full force and effect until three (3) months after the Closing Date; (B) the Fundamental Representations shall survive until the expiration of the applicable statute of limitation which shall begin tolling as of the Effective Time, and (C) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall survive until fully discharged.  The date on which any such representation, warranty, covenant or agreement no longer survives in accordance with this Section 11.6(a) is referred to herein as the “Expiration Date”.

(b) No action for a breach of any representation, warranty, covenant or agreement contained herein shall be brought after the Expiration Date, except for claims of which a Party has received written notice setting forth in reasonable detail the claimed misrepresentation or breach of representation, warranty, covenant or agreement with reasonable detail, prior to the Expiration Date.

11.7  Exclusive Remedy.  After the Closing, the provisions of this Article XI shall be the exclusive basis for assertion of claims against, or the imposition of liability on, any Party by another Party with respect to any breach of, or other failure to meet any obligation under, this Agreement.

11.8  Payments.  All payments to be made by an Indemnifying Party to any Indemnified Party pursuant to this Article XI shall be made by wire transfer of immediately available funds to an account designated by the Indemnified Party.  Any payments pursuant to this Article XI shall be treated as an adjustment to the Consideration.

11.9  Administration of Indemnity Claims.  Notwithstanding anything else in this Article XI, any claim for indemnification pursuant to this Article XI, whether for a Third Party Claim pursuant to Section 11.2 or a direct claim pursuant to Section 11.3, (a) on behalf of a Buyer Indemnified Party must be made and administered by Buyer, or its successors or assigns as permitted herein, and (b) on behalf of a Seller Indemnified Party must be made and administered by Seller, or its successors and assigns as permitted herein.

ARTICLE XII
MISCELLANEOUS

12.1  Notices.

(a)  Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by facsimile or other customary means of electronic transmission (e.g., “pdf”), or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested).  Such notice shall be deemed to have been duly given (A) on the date of the delivery, if delivered personally, (B) on the Business Day after dispatch by documented overnight delivery service, if sent in such manner, (C) on the date of electronic transmission, if so transmitted on a Business Day during normal business hours, and otherwise on the next Business Day, or (D) on the fifth (5th) Business Day after sent by first class mail, postage prepaid, if sent in such manner.

(b)  Notices or other communications shall be directed to the following addresses:

Notices to Seller:

Western Refining, Inc.
123 West Mills, Suite 200
El Paso, Texas 79901
Attention:  Lowry Barfield, Senior Vice President-Legal and General Counsel
Facsimile No.:  (915) 534-2650

with copies to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas  77002
Attention:  Christopher S. Collins, Esq.
Facsimile No.:  (713) 615-5217

Notices to the Buyer:

Plains Marketing, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention:  John R. Rutherford, Executive Vice President
Facsimile No.:  (713) 646-4378

with copies to:

Plains Marketing, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention:  Lawrence J. Dreyfuss, Vice President
Facsimile No.:  (713) 646-4216

(c)  The Parties may at any time change their address for service from time to time by giving notice to the other Party in accordance with this Section 12.1.

12.2  Entire Agreement; Amendment; Waiver; Exhibits and Schedules.  This Agreement and the Exhibits and Schedules attached hereto and the Ancillary Agreements constitute the entire understanding between the Parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto (except for the Confidentiality Agreement).  This Agreement may be amended only in a writing signed by all Parties.  Any provision of this Agreement may be waived only in a writing signed by the Party to be charged with such waiver.  No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement.  All Exhibits and Schedules attached hereto are hereby incorporated into this Agreement as a part hereof.

12.3  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.4  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than (a) the Indemnified Parties, and (b) the Transferred Employees as provided in Article VIII) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

12.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas.  Each of the Parties irrevocably agrees that any legal action or proceeding with respect to the Acquired Assets, this Agreement or any Ancillary Agreements or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in any federal or state court located Houston, Harris County, Texas.  Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby or the Acquired Assets in any court other than the above courts.  Each of the Parties waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby and thereby or the Acquired Assets.

12.6  Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Seller may not assign this Agreement or any rights or obligations hereunder with the prior written consent of Buyer.  Buyer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Seller, which Seller shall not unreasonably withhold, condition or delay; provided that Seller’s consent shall not be necessary for an assignment to an Affiliate or Buyer; provided that such assignment shall not release Buyer from any obligations hereunder.  Without Seller’s express written consent, no permitted assignment of this Agreement or any rights or obligations hereunder by Buyer to any other Person shall relieve Buyer of its obligations hereunder.

12.7  Dispute Resolution.

(a)  General.  The Parties agree that if any Dispute arises, it is in the best interests of the Parties for such Dispute to be resolved in the shortest time and with the lowest cost of resolution practicable.  Consequently, the Parties agree to attempt to resolve any Dispute without resort to the courts.  If any Dispute arises, the Parties shall comply with the following procedures:

(i) The Party believing a Dispute to exist will give the other Parties prompt written notice thereof (the “Dispute Notice”), setting forth in reasonable detail the facts alleged to give rise to such Dispute, any relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such Party believes the Dispute should be resolved.

(ii) Within thirty (30) days after receipt of any Dispute Notice, the Party against whom relief is sought in connection with such Dispute Notice shall deliver a written response (the “Dispute Response”), setting forth in reasonable detail its views of the facts alleged to give rise to such Dispute, any relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such Party believes the Dispute should be resolved.

(iii) If the Parties do not agree on the manner in which the Dispute should be resolved, they shall arrange to hold a meeting (a “Dispute Meeting”) within thirty (30) days after delivery of the Dispute Response.  Each Party shall have in attendance at such Dispute Meeting a representative with the authority to resolve such Dispute.  At the Dispute Meeting (and any adjournments thereof), the Parties shall negotiate in an attempt to agree as to whether a Dispute exists, the exact nature of the Dispute and the manner in which the Dispute should be resolved.  If deemed appropriate by the Parties, a mutually agreeable professional mediator shall be engaged to assist in resolving the Dispute.  Any resolution of the Dispute shall be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each Party.  If no such resolution is reached within thirty (30) days after the initial Dispute Meeting (the “Dispute Negotiation Period”), the Parties may pursue binding arbitration or legal action with respect to such Dispute pursuant to Section 12.7(b), as applicable.

(b)   Mandatory Binding Arbitration.

(i) If any Dispute is unresolved by the end of the Dispute Negotiation Period, the Parties agree that any such Dispute for which the amount at issue does not exceed $1,000,000 shall be determined by confidential, binding, neutral arbitration as provided by the federal arbitration act and Texas substantive law to be conducted in accordance with the JAMS Streamlined Arbitration Rules and Procedures by a single neutral arbitrator.  The Parties agree that the arbitrator shall be a retired United States federal district judge, and in the event that no United States federal district judge is available, a retired judge.  The Parties are giving up any rights each might possess to discovery and appeal of such Disputes and to have such Disputes litigated in a court or by jury trial.  The agreement to this provision is voluntary.

(ii) Unless the Parties agree otherwise, and except as hereinafter provided, the place of arbitration shall be Houston, Harris County, Texas.  The arbitrators shall issue a reasoned written decision and award which shall not exceed $1,000,000 including any interest, costs or any other amounts.

(iii) The Parties shall bear equally the fees and expenses of the arbitration, unless the arbitrators decide otherwise.  Each Party shall bear the costs of its own counsel, witnesses (if any) and employees, unless the arbitrators decide otherwise.

(iv) If the Parties are unable to agree upon a single arbitrator within twenty (20) days of the date on which the Dispute Negotiation Period ends, each Party shall select an arbitrator within twenty-five (25) days of the date on which the Dispute Negotiation Period ends.  If a Party fails to select an arbitrator within such period, the Dallas, Texas office of JAMS shall appoint an arbitrator for such Party.  The two individuals so selected shall select a third individual who shall serve as the arbitrator of the Dispute.  The arbitrator shall be selected no later than forty-five (45) days after the date on which the Dispute Negotiation Period ends, and, if possible, shall be experienced in legal and operational matters related to the industry of the Parties.

(v) The decision rendered by the arbitrator shall be considered the final and binding resolution of the Dispute and will not be subject to appeal.  No Party shall sue the other except for enforcement of the arbitrator’s decision if the other Party is not performing in accordance with the arbitrator’s decision.

(vi) If any Dispute is unresolved by the end of the Dispute Negotiation Period, the Parties agree that any such Dispute for which the amount at issue exceeds $1,000,000, may be resolved in accordance with Texas law and venue and jurisdiction for any litigation regarding such disputes shall be exclusive in the state or federal court(s) of competent jurisdiction in Houston, County, Texas.  The Parties consent to and waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

(c) The obligations of the Parties under this Section 12.7 shall survive the expiration or termination of this Agreement.

12.8  Specific Performance.  The Parties acknowledge and agree that in the event that any of the provisions of this Agreement are breached or are not performed in accordance with their terms, irreparable damage may occur and that the Parties may not have an adequate remedy at law.  It is accordingly agreed that the Parties shall be entitled to injunctive or other equitable relief, without the posting of any bond and without proof of actual damages, to prevent breaches of this Agreement and to specifically enforce the terms of this Agreement and that the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

12.9  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “.pdf”) shall be effective as delivery of a manually executed counterpart hereof.

12.10  Expenses.  Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

PLAINS MARKETING, L.P. By Plains Marketing GP Inc., Its General Partner

By:	/s/ Harry N. Pefanis
Name: Harry N. Pefanis
Title: President and Chief Operating Officer

WESTERN REFINING YORKTOWN, INC.

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Operating Officer

WESTERN REFINING YORKTOWN HOLDING COMPANY

By:	/s/ Jeff A. Stevens
Name: Jeff A. Stevens
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEX A

Interpretation; Defined Terms

1.  Interpretation.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates.  In construing this Agreement:

(a)  examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)  the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)  a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)  each Exhibit, Annex, recital and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall prevail;

(e)  the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(f)  the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;

(g)  any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

(h)  currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(i)  unless the context otherwise requires, all references to time shall mean time in Houston, Texas;

(j)  whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and

(k)  if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

Annex A - 1

2.  References, Gender, Number.  All references in this Agreement to an “Article,” “Section” or “Exhibit” shall be to an Article, Section or Exhibit of this Agreement, unless the context requires otherwise.  All references in this Agreement to a “Schedule” shall be to the Disclosure Schedule, unless the context requires otherwise.  Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

3.  Defined Terms.  Unless the context expressly requires otherwise, the respective terms defined in this Section 3 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

 “83 Acre Parcel” shall have the meaning set forth in Section 3.7(e)(ii).

 “Access Agreement” shall have the meaning set forth in Section 2.2(l).

 “Acquired Assets” shall have the meaning set forth in Section 1.1.

 “Action” shall mean any Claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Entity.

 “Affiliate” shall mean, with respect to any Person, any other entity that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

 “Agreement” shall have the meaning set forth in the preamble.

 “Agreement Date” shall have the meaning set forth in the preamble.

 “Amoco Bonds” shall mean the industrial development bonds issued prior to the Closing under the following agreements: (a) Installment Sale Agreement, by and between Industrial Development Authority of York County, Virginia, and Amoco Oil Company, dated February 15, 1977, recorded February 11, 1977 in Deed Book 296, page 781 and (b) Installment Sale Agreement, by and between Industrial Development Authority of York County, Virginia, and Amoco Oil Company, dated February 15, 1977, recorded February 11, 1977, in Deed Book 297, page 1.

 “Ancillary Agreements” shall mean the Assumed Contracts Assignment, Deed, Leased Real Property Assignment, Bill of Sale, Transition Services Agreement, Seller Guaranty, Access Agreement, Terminalling Agreement, Escrow Agreement and Buyer Guaranty.

“Ancillary Real Property Rights” shall have the meaning set forth in Section 1.1(a).

Annex A - 2

“Annual Base Salary” means the annual base salary of a Transferred Employee as of the date of this Agreement or, if the Transferred Employee is paid on an hourly basis, the annualized equivalent of such Transferred Employee’s base pay (assuming 40-hour work weeks or applicable schedule for a part-time Transferred Employee).

 “Assigned Intellectual Property” shall have the meaning set forth in Section 1.1(i).

 “Assumed Contracts” shall have the meaning set forth in Section 1.1(f).

 “Assumed Contracts Assignment” shall have the meaning set forth in Section 2.2(a).

 “Assumed Liabilities” shall have the meaning set forth in Section 1.3(a).

 “Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy, practice and procedure, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensations or post retirement insurance, compensation or benefits which (a) is not a welfare plan, pension plan, or multiemployer plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

 “Bill of Sale” shall have the meaning set forth in Section 2.2(d).

 “Books and Records” shall have the meaning set forth in Section 1.1(g).

 “Business” means the terminalling business as conducted by Seller using the Terminal Facility as of the Agreement Date.

 “Business Day” means any day on which banks are open for business in Texas, other than Saturday or Sunday.

 “Buyer” shall have the meaning set forth in the preamble.

 “Buyer Guaranty” shall have the meaning set forth in Section 2.3(f).

 “Buyer Indemnified Parties” means Buyer and each of Buyer’s Affiliates, including permitted assigns and successors in interest.

“CAMU” means phase two of that certain corrective action management unit currently being constructed pursuant to the 2008-10-16 Revised Final Draft Compiled CMI Work Plan.

Annex A - 3

“Cap” shall have the meaning set forth in Section 11.5(a).

“Casualty Event” shall have the meaning set forth in Section 7.12(a).

“Casualty Event Notice” shall have the meaning set forth in Section 7.12(a).

“Casualty Event Termination Date” shall have the meaning set forth in Section 7.12(b).

“Cause” means that the Transferred Employee (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties; (b) has willfully engaged in misconduct that is injurious, financially, economically, reputationally or otherwise, to Buyer or its Affiliate; (c) has committed an act of fraud, moral turpitude, embezzlement or other criminal act, or breach of a fiduciary duty to Buyer or its Affiliate; (d) has been convicted of, pled guilty to, or pleaded no contest to, a felony or crime involving fraud, dishonesty or moral turpitude; or (e) has habitually failed to follow instructions following written notice from Buyer or its Affiliates.

 “Claim” means a dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).

 “Closing” shall have the meaning set forth in Section 2.1.

 “Closing Date” shall have the meaning set forth in Section 2.1.

 “Closing Statement” shall have the meaning set forth in Section 2.2(h).

 “CMI Work Plan” means the 2008-10-16 Revised Final Draft Compiled CMI Work Plan under the RCRA CMI Consent Oder.

 “Code” means the Internal Revenue Code of 1986, as amended.

 “Confidentiality Agreement” shall have the meaning set forth in Section 7.7(a).

 “Consents” means all (a) authorizations, approvals, consents or Orders of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Ancillary Agreements, and (b) consents and approvals of a Third Party necessary to prevent any conflict with, violation or breach of, or default under, any material Contracts.

 “Consideration” shall have the meaning set forth in Section 1.4.

 “Consideration Allocation” shall have the meaning set forth in Section 7.10(e).

 “Contested Amount” shall have the meaning set forth in Section 11.3(b).

Annex A - 4

 “Contract” shall mean any written agreement, indenture, instrument, note, bond, loan, lease, sublease, deed of trust, assignment, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit, including any amendments or modifications thereof.

 “Credit Support Instruments” shall have the meaning set forth in Section 1.2(g).

 “Creditor’s Rights Exception” shall have the meaning set forth in Section 3.2.

 “Custody Transfer Receipt” shall have the meaning set forth in Section 2.2(j).

 “Damaged Portion” shall have the meaning set forth in Section 7.12(b).

 “Deductible” shall have the meaning set forth in Section 11.5(a).

 “Deed” shall have the meaning set forth in Section 2.2(b).

 “Deposit Amount” shall have the meaning set forth in Section 1.5(a).

 “Designated Orders” means the RCRA CMI Consent Order and the Sunshine Decree.

 “Disclosure Schedule” shall have the meaning set forth in Article III.

 “Dispute” means any dispute, controversy or claim whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement and/or any Ancillary Agreements (including any amendments, annexations and extensions) of the breach thereof.

 “Dispute Meeting” shall have the meaning set forth in Section 12.7(a)(iii).

 “Dispute Negotiation Period” shall have the meaning set forth in Section 12.7(a)(iii).

 “Dispute Notice” shall have the meaning set forth in Section 12.7(a)(i).

 “Dispute Response” shall have the meaning set forth in Section 12.7(a)(ii).

 “Divestiture Order” means a ruling or request by a Governmental Entity which obligates Buyer (or its Affiliates) to sell, divest, or hold separate any particular assets, categories of assets or lines of business (represented by any assets or lines of business of Buyer or any of its Affiliates), as a condition to such Governmental Entity granting its approval under applicable law (including the HSR Act) with respect to Buyer’s acquisition of the Acquired Assets as contemplated hereby.

 “DOJ” means the United States Department of Justice.

 “Effective Time” shall have the meaning set forth in Section 2.1.

 “Employee” shall have the meaning set forth in Section 3.10(a).

Annex A - 5

 “Employee Benefit Plans” means any bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plan, any employment, retention or severance contract, any medical, dental, disability, health and life insurance plan, any other employee benefit and fringe benefit plan, contract or arrangement and any applicable “change of control” or similar provision in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including any “employee benefit plan” as defined in ERISA Section 3(3).

 “Employee on Leave” shall have the meaning set forth in Section 8.1(a).

 “Environmental Law” means any and all applicable Law relating to pollution, protection, preservation, remediation or restoration of the environment (including, soils, sediments, subsurface soils, surface waters, groundwaters, or atmosphere) or natural resources, including applicable Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of, or exposure of any Person or property to, Hazardous Materials, including, the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Marine Mammal Protection Act, Endangered Species Act, the National Environmental Policy Act, and the Oil Pollution Act, as each has been amended from time to time and all other environmental conservation and protection laws.

 “Environmental Permit” shall mean any Permit with respect to the Acquired Assets that is required by applicable Environmental Law.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

 “ERISA Affiliate” means any Person, trade, or business (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Seller as defined in Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

 “Escrow Account” shall have the meaning set forth in Section 1.5(a).

 “Escrow Agent” shall be JPMorgan Chase Bank, National Association.

 “Escrow Agreement” shall have the meaning set forth in Section 1.5(a).

 “Excluded Assets” shall have the meaning set forth in Section 1.2.

 “Excluded Books and Records” shall have the meaning set forth in Section 1.2(c).

 “Excluded Contracts” shall have the meaning set forth in Section 1.2(h).

Annex A - 6

 “Excluded Intellectual Property” shall have the meaning set forth in Section 1.2(j).

 “Excluded Personal Property” shall have the meaning set forth in Section 1.2(l).

 “Existing Site Permits” shall have the meaning set forth in Section 1.1(h).

 “Expiration Date” shall have the meaning set forth in Section 11.6(a).

 “Financial Encumbrances” means liens against the Acquired Assets listed on Schedule 2.2(t), and all mortgages, deeds of trust and other monetary liens against any of the Acquired Assets which secure indebtedness of Seller or Seller’s Affiliates for borrowed money.

 “FIRPTA” shall have the meaning set forth in Section 2.2(g).

 “FTC” means the United States Federal Trade Commission.

 “Fundamental Representations” shall mean Seller’s representations and warranties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.7(a) and Buyer’s representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3.

 “GAAP” means generally accepted accounting principles in the United States of America.

 “Gap Exception” shall have the meaning set forth in Section 7.11(c).

 “Gap Period” shall have the meaning set forth in Section 7.11(c).

“Good Reason” means the occurrence of any one or more of the following:  (a) a material diminution in a Transferred Employee’s authority or duties; (b) a material diminution in a Transferred Employee’s Annual Base Salary; or (c) a material change in the location of a Transferred Employee’s principal place of employment by more than 50 miles from the location where such Transferred Employee was principally employed; provided, however, that no such occurrence shall qualify as Good Reason if the Transferred Employee consented to any such occurrence prior to its occurrence; provided, further, that no resignation shall be deemed for Good Reason unless (i) the Transferred Employee provides Buyer or its Affiliate notice of the Good Reason event within thirty (30) days of its initial existence; (ii) such Good Reason event remains uncorrected for thirty (30) days after such notice; and (iii) the Transferred Employee’s resignation occurs within seventy-five (75) days after the initial existence of the Good Reason event.

 “Governing Documents” means with respect to (a) a corporation, its articles or certificate of incorporation and by-laws, (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement, (c) a limited liability company, its certificate of formation and limited liability company agreement and (d) any other Person, the other organizational or governing documents of such Person.

 “Governmental Entity” means any Federal, state, local or foreign court or governmental agency, authority or instrumentality or regulatory body.

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 “Hazardous Material” shall mean any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including, any:  (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law, (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof when Released into the environment, and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

 “Hazardous Waste” means listed or characteristic hazardous waste as defined in 40 C.F.R. Part 261.

 “Hydrocarbon Inventories” means all Hydrocarbon inventories owned by Seller including all blendstock, feedstock, intermediate petroleum products and finished product, including Hydrocarbons in interconnecting lines.

 “Hydrocarbons” shall mean oil and natural gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

 “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976.

 “Indemnified Claims” shall have the meaning set forth in Section 11.3(a).

 “Indemnified Parties” means the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable.

 “Indemnifying Party” shall have the meaning set forth in Section 11.2(a).

 “Intellectual Property” means, in respect of any Person, any and all intellectual property rights, under the Laws of the United States of America or any other jurisdiction, including all Trademarks, know-how, copyrights, copyright registrations and applications for registration, Patents, and all other intellectual property rights (including internet domain names), whether registered or not, including the goodwill related to the foregoing, that is licensed to or owned by such Person.

 “Interim Period” shall have the meaning set forth in Section 5.1(a).

 “Inventory Excess” shall have the meaning set forth in Section 2.6.

 “Inventory Shortage” shall have the meaning set forth in Section 2.6.

 “Inventory Value” shall have the meaning set forth in Section 2.6.

 “JAMS” means JAMS, Inc.

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 “JPM” shall have the meaning set forth in Section 6.1(a).

 “Knowledge” and any variations thereof or words to the same effect shall mean (a) with respect to Buyer:  William D. Edwards and L. David Rabinowitz; and (b) with respect to Seller, all information actually known to the following persons: Mark Smith, Ann Allen and Brent McCune after making reasonable inquiry of the following employees: Rich Wilson and Jane Kelly.

 “Law” means all applicable statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.

 “Leased Real Property” shall have the meaning set forth in Section 1.1(b).

 “Leased Real Property Assignment” shall have the meaning set forth in Section 2.2(c).

 “Liens” means, collectively, any mortgage, pledge, lien, claim, charge, security interest, restriction, lease, tenancy, license, other possessory interest, right of purchase, conditional sales obligation, restriction, covenant, condition or other encumbrance of any kind.

“Liquidated Services Balance” shall have the meaning set forth in Section 1.5(e).

 “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including wrongful death, personal injury or property damage), private or governmental environmental response and cleanup costs (on-site or off-site), environmental closure and post-closure financial assurance costs, private or governmental natural resource damage claims, medical monitoring costs, expenses (including those incurred with investigating, preparing, defending, bringing or prosecuting any claim, action, suit or proceeding and including, but not limited to, all costs and expenses of all attorneys, experts, and consultants in all tribunals and whether or not legal proceedings are commenced by or against an Indemnified Party and including, without limitation, those related to title gaps and other title matters requiring curative work), deficiencies or other charges.  Notwithstanding the foregoing, in determining the amount of any Losses for which a Party is entitled to indemnification pursuant to Article XI, the amount of such Losses shall be reduced by all insurance proceeds or other Third Party recoveries.

 “Material Adverse Effect” means any occurrence, condition, change, event or effect that that has a material and adverse effect on the Acquired Assets, taken as a whole, or that materially impairs the ability of a Party or any of its Affiliates to perform their respective obligations under this Agreement and the other Ancillary Agreements to which they are parties or prevents the consummation of the transactions contemplated hereby and thereby; provided, however, that “Material Adverse Effect” shall exclude any occurrence, condition, change, event or effect (i) generally affecting (a) the industries in which such Party or any of its respective Affiliates operate; (b) the global economy or the economy of the Unites States of America; or (c) any financial, capital, credit or securities markets; or (ii) resulting from or relating to (a) any fluctuations in interest or exchange rates or of the prices of steel, oil and gas; (b) any changes in Law, GAAP or other accounting standards after the date of this Agreement, or prospective changes in Law, GAAP or other accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes

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 in general legal, regulatory or political conditions; (c) any default by the United States of America on any of its debt obligations, or any change or prospective change in the rating of debt obligations of the United States of America by one or more Nationally Recognized Statistical Rating Organizations; (d) any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, or act of piracy; (e) any national emergency or the occurrence of any other calamity or crisis, including pandemics, earthquakes, hurricanes, tornados or other natural disasters, or changes in weather or climate in general; (f) the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, members, managers or employees of Seller and its Affiliates due to the announcement or pendency of the transactions contemplated by this Agreement; (g) any action taken by such Party or its respective Affiliates that (A) is described in, and permitted to be taken without consent under, this Agreement or (B) was taken at the other Party’s request or upon its advance written consent pursuant to this Agreement, (h) the failure by Seller to take any action that is prohibited by this Agreement to the extent the other Party fails to give its prompt and unconditioned consent thereto after a request therefore by the other Party; (i) any change resulting or arising from the identity of, or any facts or circumstances relating to such a Party or any of its respective Affiliates; (j) any actions taken by such a Party or any of its respective Affiliates; (k) any change or prospective change in the rating of debt obligations of such Party by one or more Nationally Recognized Statistical Rating Organizations; (l) any change in the trading prices or trading volume of such Party’s capital stock or its debt; (m) the failure of such Party to meet internal or analysts’ expectations or projections; and (n) the compliance by such Party with the terms of this Agreement; provided, further, that any occurrence, condition, change, event or effect referred to in clause (a) above may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such occurrence, condition, change, event or effect has a materially disproportionate adverse effect on the Acquired Assets, taken as a whole, as compared to similar assets of third Persons, in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect.

 “Material Consents” shall have the meaning set forth in Section 9.2(a)(v).

 “Material Contract” shall mean any Contract with an actual or possible term of one (1) year or more or having an aggregate or possible aggregate value in excess of $1,000,000.00.

 “No Fault Termination” shall have the meaning set forth in Section 1.5(e).

 “Non-Hydrocarbon Inventories” shall have the meaning set forth in Section 1.1(e).

 “Objection” shall have the meaning set forth in Section 11.3(b).

 “Order” shall mean any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity except the Designated Orders.

 “Owned Real Property” shall have the meaning set forth in Section 1.1(a).

 “Parcel A” shall have the meaning set forth in Section 3.7(e)(i).

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 “Party” and “Parties” shall have the meaning set forth in the preamble.

 “Past Service” shall have the meaning set forth in Section 8.1(b).

 “PBGC” means the Pension Benefit Guaranty Corporation.

 “Permits” shall mean any applicable permits, licenses, variances, exemptions, franchises and approvals of any Governmental Entity.

 “Permitted Liens” shall mean any of the following matters:

 (a)any (i) inchoate Liens or similar charges constituting or securing the payment of expenses which were incurred incidental to the operation, storage, transportation, shipment, handling, repair, construction, improvement or maintenance of the Acquired Assets, and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ Liens or other similar Liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to the operation of the Acquired Assets, in the case of (i) and (ii) above, each securing amounts the payment of which is not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith with any Action to foreclose or attach any of the Acquired Assets on account thereof properly stayed;

 (b)any Liens for Taxes not yet delinquent or, if delinquent, that are being contested by Seller or any Affiliate of Seller in good faith in the ordinary course of business and disclosed in Schedule 3.9;

 (c)any Liens or security interests reserved in any Assumed Contracts or in any rights of way or other real property interests conveyed as part of the Ancillary Real Property Rights for rental or for compliance with the terms of such Assumed Contracts, rights of way or other real property interests, provided payment of the debt secured is not delinquent or, if delinquent, is being contested in good faith in the ordinary course of business, and any Liens attached to the fee title interest of the Leased Real Property;

 (d)all prior reservations of minerals in and under or that may be produced from any of the lands constituting part of the Acquired Assets or on which any part of the Acquired Assets is located;

 (e)rights reserved to or vested in any Governmental Entity to control or regulate any of the Acquired Assets and all Laws of such authorities, including any building or zoning ordinances and all Environmental Law, including the use restrictions contained in the Designated Orders;

 (f)any Contract, easement, instrument, Lien, permit, amendment, extension or other matter entered into by a Party in accordance with the terms of this Agreement or in compliance with the approvals or directives of the other Party made pursuant to this Agreement;

 (g)any Lien created by Buyer;

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 (h)all Post-Closing Consents;

 (i)restrictive covenants, easements, rights-of-way (including utility rights-of-way), servitudes, and other burdens and defects, imperfections or irregularities of title that are disclosed in the Title Reports, but only to the extent such matter on said Title Report applies to the property covered by such Title Report;

 (j)discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, overlapping of improvements, or other matters: (i) that may reasonably be expected to be shown or identified by a survey or physical inspection (whether or not made) of the Real Property, and/or (ii) that are in fact disclosed or identified in any surveys of the Real Property that are obtained by Buyer; and

 (k)all liens, charges, encumbrances, defects or irregularities which, individually or in the aggregate, do not materially detract from the value of the Acquired Assets as currently used or materially interfere with the current operation or use of the Acquired Assets or the Business.

Notwithstanding the foregoing, Permitted Liens shall not include Financial Encumbrances.

 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

 “Personal Property” shall have the meaning set forth in Section 1.1(c).

 “Pipeline Asset Purchase Agreement” means that certain Asset Purchase Agreement between Plains Pipeline, L.P., and Western Refining Pipeline Company, dated as of even date herewith, pursuant to which Buyer shall acquire, among other things, certain pipeline assets running from Section 1, T15S, R29E near Highway 249 in Chaves County, New Mexico, to Jal Station in Lea County, New Mexico as set forth on the terms and conditions contained therein.

 “Post-Closing Consents” shall mean (a) any consent, approval or permit of, or filing with or notice to, any Governmental Entity, railroad company or public utility which has issued or granted any Permit, right of way, lease or other authorizations permitting any part of any pipeline included in the Acquired Assets to cross or be placed on land owned or controlled by such Governmental Entity, railroad company or public utility; and (b) any Consent or Permit, or filing with or notice to, any Governmental Entity or other Third Party that is customarily obtained or made after closing in connection with transactions similar in nature to the transactions contemplated hereby.

 “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

 “Property Taxes” shall have the meaning set forth in Section 7.10(b)(ii).

 “Purchase Price” shall have the meaning set forth in Section 1.5(a).

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 “RCRA CMI Consent Order” means that certain Final Administrative Order and Consent, U.S. EPA Docket Number RCRA-III-046CA, effective date October 31, 1991, as superseded by Final Administrative Order on Consent, U.S. EPA Docket Number RCRA-03-2006-0231CA, effective date August 16, 2006.

 “Real Property” shall have the meaning set forth in Section 1.1(b).

 “Refinery Facility” shall have the meaning set forth in the recitals.

 “Refinery Facility Assets” shall have the meaning set forth in Section 1.6.

 “Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.

 “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents and other representatives (including investment bankers and underwriters or initial purchasers of securities, lenders and their respective attorneys or consultants, and the attorneys or consultants retained by such Person).

 “Required Third Party Consents” shall have the meaning set forth in Section 3.3.

 “Restricted Information” shall have the meaning set forth in Section 7.7(b).

 “Retained Employee” shall have the meaning set forth in Section 8.1(a).

 “Retained Liabilities” shall have the meaning set forth in Section 1.3(b).

 “Review Period” shall have the meaning set forth in Section 11.3(b).

  “Seller” shall have the meaning set forth in the preamble.

 “Seller Guaranty” shall have the meaning set forth in Section 2.2(k).

 “Seller Indemnified Parties” means Seller and each of Seller’s Affiliates, permitted assigns and successors in interest.

 “Seller Installations” shall have the meaning set forth in Section 3.7(e)(i).

 “Services” shall have the meaning set forth in Section 1.5(b).

  “Site” means collectively, the Leased Real Property and the Owned Real Property.

  “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

  “Sunshine Decree” means that certain Consent Decree entered in U.S. et al v. BP Exploration and Oil Co. et al, Civil No. 2:96 CV 095 RL (U.S. District Court for the Northern District of Indiana, Hammond Division), effective date August 29, 2001, as amended.

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 “Tax Period” means any period prescribed by any Government Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

  “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Taxes.

 “Taxes” means any charges, fees, levies, excises or other assessments (and all related interest, additions to tax and penalties) imposed by any Governmental Entity.

 “Taxing Authority” means any Governmental Entity exercising any authority to Tax or Tax regulatory authority.

 “Terminal Facility” shall have the meaning set forth in the recitals.

 “Terminalling Agreement” shall have the meaning set forth in Section 2.2(m).

 “Termination Date” shall have the meaning set forth in Section 10.1(b).

 “Third Party” means any Person other than the Parties.

 “Third Party Claim” shall have the meaning set forth in Section 11.2(a).

 “Title Company” shall have the meaning set forth in Section 7.11(c).

 “Title Reports” means that certain (i) title insurance commitment, Commitment No.: 731100280, Effective Date: October 31, 2011 at 8:00 a.m., obtained by Buyer covering the Real Property, (ii) owner’s policy of title insurance, Policy No.: 07-001462, Effective Date: August 22, 2007, (iii) loan policy of title insurance, Policy No.: G32-963322, Effective Date: July 5, 2007, and (iv) Report of Record Title Letter, Dated September 14, 2011, a copies of which are attached as Exhibit S.

 “Title Policy” shall have the meaning set forth in Section 7.11(c).

 “Trademarks” means any and all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications, trade names and logos.

 “Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

 “Transferred Employee” shall have the meaning set forth in Section 8.1(a).

 “Transition Period” shall have the meaning set forth in Section 8.1(a).

 “Transition Services Agreement” shall have the meaning set forth in Section 2.2(e).

 “Uncontested Amount” shall have the meaning set forth in Section 11.3(b).

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 “Waste Water Treatment Plant” means that certain waste water treatment plant located on the Site and consisting of those items set forth in Schedule 1.3(b)(vii).

 “Western Holding” shall have the meaning set forth in the preamble.

 “Western Refining” shall have the meaning set forth in the preamble.

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